Exhibit 10.11

Execution Copy

LICENSE AGREEMENT

BY AND BETWEEN

PROCESSA PHARMACEUTICALS, INC.

AND

YUHAN CORPORATION

DATED AS OF AUGUST 19, 2020

Schedules

Schedule 1.10	Compound
Schedule 1.49	Form of Share Issuance Agreement
Schedule 1.57	Yuhan Patent Rights

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT is entered into this 19th day of August 2020 (the “Effective Date”), by and between Processa Pharmaceuticals, Inc. a company organized under the laws of Delaware, having a business address at 7380 Coca Cola Drive, Suite 106, Hanover, MD 21076 (“Processa”), and Yuhan Corporation a company in Seoul, Korea, whose principal place of business is at 74, Noryangjin-ro, Dongjak-gu, Seoul, Korea (“Yuhan”).

WHEREAS, Yuhan has developed or obtained rights to Yuhan Know-How, Yuhan Patent Rights and the Compound (each as defined below); and

WHEREAS, Processa desires to obtain a license of the Yuhan Patent Rights and the Yuhan Know-How to Develop and Commercialize Compounds and Products (each as defined below), under the terms and conditions set forth herein, and Yuhan desires to grant such a license;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings:

1.1       “Affiliate.” Affiliate means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling,” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any vested and exercisable option, warrant or other similar arrangement) or other comparable equity interests. For clarity, neither of the Parties shall be deemed to be an “Affiliate” of the other.

1.2       “Bankruptcy Code.” Bankruptcy Code means Title 11 of the U.S. Code, as amended from time to time.

1.3       “Business Day.” Business Day means a day that is not a Saturday, Sunday, or a day on which banking institutions in Baltimore, Maryland or in South Korea are authorized by Law to remain closed.

1.4       “Calendar Quarter.” Calendar Quarter means each of the periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year.

1.5       “Calendar Year.” Calendar Year means each calendar year during the Term.

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1.6       “Combination Product.” Combination Product means (a) any pharmaceutical product that is a single formulation consisting of a Compound and one or more other active compounds or active ingredients, which other active compounds or active ingredients are not Compounds (“Other API”) or (b) any combination of a Compound sold together with any separately formulated Other API for a single invoiced price.

1.7       “Commercialization” or “Commercialize.” Commercialization or Commercialize means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, Manufacturing commercial supplies of, distributing, importing, offering for sale, or selling a product.

1.8       “Commercially Reasonable Efforts.” Commercially Reasonable Efforts means, with respect to an objective, the reasonable, diligent, good faith efforts of a Party (including the efforts of its Affiliates and Sublicensees) to accomplish such objective that a biopharmaceutical company of comparable size and resources would normally use to accomplish a similar objective under similar circumstances, and, specifically with respect to obligations hereunder relating to a Compound or Product, the carrying out of such obligations with those efforts and resources that a biopharmaceutical company of comparable size and resources would use were it Developing, Manufacturing or Commercializing its own pharmaceutical products that are at a similar stage of development or product life cycle and of similar market potential as the Compound or Product, taking into account actual and potential issues of safety, efficacy or stability, product profile (including product modality, category and mechanism of action), stage of development or life cycle status, product labeling or anticipated labeling, the present and future market potential, past performance of the Compound or Product, actual and projected Development, Regulatory Approval, pricing and reimbursement approval, Manufacturing and Commercialization costs, existing or projected pricing, sales, reimbursement and financial return, medical and clinical considerations, present and future regulatory environment, any issues regarding the ability to Manufacture the Compound or Product, the likelihood and timing of obtaining Regulatory Approvals and pricing and reimbursement approvals, proprietary position, strength and duration of patent protection and anticipated exclusivity, competitive Third Party products at the time and the likely competitive environment at the time of projected entry into the market and thereafter, and any other relevant scientific, technical, operational and commercial factors, all as measured by the facts and circumstances at the time such efforts are due. Commercially Reasonable Efforts will be determined on a country-by-country and indication-by-indication basis for the Compound or Product, and the level of effort is expected to change over time, reflecting changes in the status and value of the Compound or Product and the market conditions and country(ies) involved.

1.9       “Clinical Trial.” Clinical Trial shall mean any study in which human subjects are dosed with a drug, whether approved or investigational, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or any Pivotal Clinical Trial.

1.10       “Compound.” Compound means YH12852, which has the chemical structure set forth on Schedule 1.10, together with all analogs, derivatives, metabolites, stereoisomers, polymorphs, formulations, mixtures or compositions thereof, and any existing or future improved or modified versions of the foregoing developed by or on behalf of Processa, its Affiliates or Sublicensees.

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1.11       “Control” or “Controlled.” Control or Controlled means, with respect to any tangible property or intellectual property right or other intangible property, the possession (whether by ownership or license (other than by grant of a license to one Party by the other Party pursuant to this Agreement or by grant of a license or sublicense to a Sublicensee by Processa pursuant to a license or sublicense agreement)) by a Person of the ability to grant to another Person access to such tangible property or access to or a license or sublicense to such intellectual property right or other intangible property, as provided herein without violating the terms of any agreement with any other Person.

1.12       “Cover,” “Covering” or “Covered.” Cover, Covering or Covered means, with respect to a compound, product, technology, process or method that, in the absence of ownership of or a license granted under a Patent Right, the manufacture, use, offer for sale, sale or importation of such compound or product or the practice of such technology, process or method would infringe such Patent Right (or, in the case of a Patent Right that has not yet issued, would infringe such Patent Right if it were to issue).

1.13       “CTA.” CTA means (a) a clinical trial authorization application filed with a Regulatory Authority in any regulatory jurisdiction outside the United States, the filing of which is necessary to commence or conduct clinical testing of a drug or biologic product in humans in such jurisdiction; or (b) documentation issued by a Regulatory Authority that permits the conduct of clinical testing of a product in humans in a regulatory jurisdiction.

1.14       “Development” or “Develop.” Development or Develop means pre-clinical, non-clinical and clinical drug research, discovery and development activities, including IND-enabling toxicology and other IND-enabling pre-clinical development efforts, stability testing, process development, compound property optimization, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, Manufacturing supplies of compounds and products for pre-clinical, non-clinical and clinical use, clinical studies (including pre- and post-approval studies and investigator sponsored clinical studies), regulatory affairs, and Regulatory Approval and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).

1.15       “EMA.” EMA means the European Medicines Agency and any successor agency.

1.16       “FDA.” FDA means the U.S. Food and Drug Administration and any successor agency.

1.17       “Field.” Field means for use in the treatment, prevention, palliation, and/or diagnosis of any and all human and/or animal diseases, disorder, or conditions.

1.18       “First Commercial Sale.” First Commercial Sale means, with respect to a Product in a country, the first sale of such Product in such country by Processa, any of its Affiliates or any Sublicensee to the first unrelated Third Party (excluding any Sublicensee) in such country for use or consumption of such Product in such country after receipt of the first Regulatory Approval for such Product in such country. Sales for purposes of testing the Product and sample purposes shall not be deemed a First Commercial Sale. For clarity, First Commercial Sale will be determined on a Product-by-Product and country-by-country basis, as applicable.

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1.19       “FPFV.” FPFV means the first patient’s first screening visit in a Clinical Trial at or prior to which such subject signs an informed consent to participate in such Clinical Trial.

1.20       “Governmental Authority.” Governmental Authority means any national, federal, state or local government, or political subdivision thereof, or any multinational organization or authority or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.21       “IND.” IND means an investigational new drug application filed with the FDA with respect to a Compound or Product, or an equivalent application filed with the Regulatory Authority of a country or regulatory jurisdiction in the Territory other than the United States, and all amendments and supplements thereto.

1.22       “Joint Intellectual Property.” Joint Intellectual Property means the Joint Inventions and Joint Patent Rights.

1.23       “Know-How.” Know-How means all unpatented technical information, trade secrets, formulae, standards, knowledge, directions, instructions, test protocols, procedures and results, studies, analyses, raw material sources, data, Manufacturing data, and any other confidential or proprietary interest in information.

1.24       “Law” or “Laws.” Law or Laws means all laws, statutes, rules, regulations, orders, judgments, or ordinances of any Governmental Authority.

1.25       “Losses.” Losses means any and all (a) claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, awards, judgments, and settlement amounts (including special, indirect, incidental, and consequential damages, lost profits, and Third Party punitive and multiple damages) payable to a Third Party, and (b) in connection with all of the items referred to in clause (a) above, any and all costs and expenses (including reasonable counsel fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) payable to a Third Party.

1.26       “Major Markets.” Major Markets means, collectively, the United States, France, Germany, Italy, Spain, and the United Kingdom.

1.27       “Manufacture” or “Manufacturing.” Manufacture or Manufacturing means activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.

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1.28       “Marketing Approval.” Marketing Approval means any and all approvals (including supplements, amendments, and post-marketing approvals), licenses, registrations or authorizations of any Regulatory Authority that are necessary to market and/or sell a drug or biologic product in a country or jurisdiction for one or more uses.

1.29       “NDA.” NDA means a New Drug Application, as defined in the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. 301, et. seq., as it may be amended from time to time, including the rules, regulations, guidance, guidelines, and requirements promulgated or issued thereunder), filed with the FDA with respect to a Compound or Product, or an equivalent application filed with the Regulatory Authority of a country in the Territory other than the United States, and all amendments and supplements thereto.

1.30       “Net Sales.” Net Sales means the gross amounts billed or invoiced by Processa, or any of its Affiliates, to any Third Party that is not a Sublicensee with respect to sales of Products in the Territory, calculated in the same manner as reported in such Person’s audited financial statements, less the following to the extent actually incurred or allocated in accordance with Processa’s or its Affiliates’ customary accounting practices consistently and generally applied:

(a)       Volume, cash or trade discounts, credits or allowances not to exceed thirty five percent (35%) of the billed or invoiced amount, including discounts in the form of inventory management fees paid to wholesalers and distributors all to the extent such discounts are included in the invoices and actually granted, but excluding commissions for commercialization;

(b)       Credits, refunds or allowances granted upon returns, rejections or recalls and for retroactive price reductions or billing errors;

(c)       Freight, postage, shipping, and insurance costs incurred in transporting the applicable Products to the extent that such items are applicable to such sale and are separately itemized and invoiced and actually paid as evidenced by invoices, receipts or other appropriate documents;

(d)       Amounts paid (including rebates and chargeback payments or credits or other equivalents thereof) to formularies, government or government agency programs, trade customers, managed health care organizations and pharmacy benefit managers (or equivalents thereof) to obtain listing or purchase of the applicable Products not to exceed thirty-five (35%) of the billed or invoiced amount;

(e)       Bad debts, uncollectible amounts, and collection costs relating to the sale of Products that are actually written off; and

(f)       To the extent not reimbursed by a third party, taxes, tariffs, duties or other governmental charges (other than income taxes) levied on, absorbed, or otherwise imposed on the sales, transportation, delivery, use, exportation, or importation of the applicable Products.

Sales of Products between Processa and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales. Subject to Section 7.6, all sales by a Sublicensee shall also be excluded from the computation of Processa Net Sales. Disposal or use of Products at or below cost for regulatory, Development or charitable purposes, such as clinical trials, compassionate use, named patient use, or indigent patient programs, shall not be deemed a sale hereunder.

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With respect to any sale of any Product in a given country for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets).

If a Product is sold as part of a Combination Product, Net Sales will be the product of (x) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (y) the fraction (A/(A+B)), where:

(i)       A is the average selling price of the Product comprising a Compound as the sole therapeutically active ingredient during the most recently completed Calendar Quarter during which such non-Combination Product was sold in such country; and

(ii)       B is the average selling price in such country of products containing the Other API contained in the Combination Product as the sole therapeutically active ingredient when sold separately during the most recently completed Calendar Quarter during which such products were sold in such country.

If both A and B cannot be determined by reference to non-Combination Product sales as described above, then Net Sales for purposes of determining Royalty payments will be calculated as above, but the average selling price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, in the applicable country, variations in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product. If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, then the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution, which will be final and binding on the Parties.

1.31       “Party.” Party means either Yuhan or Processa; “Parties” means both Yuhan and Processa.

1.32       “Patent Rights.” Patent Rights means all patent applications, patents, certificates of invention, applications for certificates of invention and priority patent filings, including any continuations, continuations-in-part, renewals, requests for continued examination and divisions of any such patents and patent applications, any patents or certificates of invention issuing from any of the foregoing, any extensions, reissues, reexaminations, substitutions, confirmations, registrations, revalidations, revisions, additions or supplementary patent certificates thereto, and all foreign counterparts thereof.

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1.33       “Person.” Person means any natural person or any corporation, company, partnership, joint venture, firm, Governmental Authority, or other entity, including a Party.

1.34       “Phase 1 Clinical Trial.” Phase 1 Clinical Trial means a single randomized, placebo, or active controlled human clinical trial which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to get information on product safety, tolerability, immunogenicity, pharmacological activity, or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or analogous regulations of an applicable Regulatory Authority outside the U.S.).

1.35       “Phase 2 Clinical Trial.” Phase 2 Clinical Trial means, a single randomized, placebo, or active controlled human clinical trial of any product, the principal purposes of which are the evaluation of the efficacy of such product for a particular indication in the target patient population and a determination of the common side-effects and risks associated with the product in the dosage range to be prescribed and to obtain sufficient information about the efficacy for such pharmaceutical product in the disease or condition being studied to permit the design and dose of such product in a Phase 2 Clinical Trial, as described in 21 C.F.R. § 312.21(b) (or analogous regulations of an applicable Regulatory Authority outside the U.S.). Phase 2 Clinical Trial shall include any Phase 2a or Phase 2b Clinical Trial.

1.36       “Phase 3 Clinical Trial.” Phase 3 Clinical Trial means a single randomized, placebo or active controlled human clinical trial of any product on sufficient numbers of patients that is designed to demonstrate statistically that such product is safe and efficacious for its intended use, to evaluate the risk-benefit relationship of the product, and to define warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, as described in 21 C.F.R. § 312.21(c) (or analogous regulations of an applicable Regulatory Authority outside the U.S.), and that is intended to support Regulatory Approval of such product.

1.37       “Pivotal Clinical Trial.” Pivotal Clinical Trial shall mean (a) a Phase 3 Clinical Trial that is intended by Company or its Affiliates or Sublicensees to be submitted (together with any other registration trials that are prospectively planned when such Phase 3 Clinical Trial is Initiated) for Regulatory Approval in the United States or the EU, or (b) any other Clinical Trial that is intended by Company or its Affiliates or Sublicensees to establish that a Product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which Clinical Trial is a registration trial intended by Company or its Affiliates or Sublicensees to be sufficient for filing an application for a Regulatory Approval for such product in the United States or another country or some or all of an extra-national territory, solely as evidenced by the acceptance for filing for a Regulatory Approval for such Product after completion of such Clinical Trial.

1.38       “Planned Public Offering.” Planned Public Offering means Processa’s planned capital raise for the up-list to Nasdaq or the NYSE pursuant to the sale of shares pursuant to the Form S-1 Registration Statement (File No. 333-235511), as amended.

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1.39       “Processa Intellectual Property.” Processa Intellectual Property means, collectively, Processa Know-How and Processa Patent Rights.

1.40       “Processa Know-How.” Processa Know-How means all Know-How Controlled as of the Effective Date or thereafter during the Term by Processa or any of its Affiliates (other than any Know-How included in Joint Intellectual Property) that is used by Processa or any of its Affiliates in the Development, Manufacture or Commercialization of any Compound or Product; provided, however, that, if Processa is acquired by a Third Party, “Processa Know-How” shall exclude any Know-How that (a) is Controlled by such Third Party or the Affiliates of such Third Party (other than Processa and the Persons that were Processa’s Affiliates immediately prior to the closing of such acquisition transaction (such Affiliates, “Processa Pre-Existing Affiliates”)) (“Processa Excluded Affiliates”) and (b) was not Controlled by Processa or any of the Processa Pre-Existing Affiliates immediately prior to the closing of such acquisition transaction; provided further that, if, after the closing of such acquisition, any such Processa Excluded Affiliate has or acquires Control of any Know-How that is necessary or useful to Develop, Manufacture or Commercialize any Compound or Product and that is used to Develop, Manufacture or Commercialize any such Compound or Product, such additional Know-How that is Controlled by such Processa Excluded Affiliate shall be included in Processa Know-How.

1.41       “Processa Patent Rights.” Processa Patent Rights means all Patent Rights in the Territory Controlled as of the Effective Date or thereafter during the Term by Processa or any of its Affiliates (other than Joint Patent Rights) that Cover any Compound or Product and are used by Processa or any of its Affiliates in the Development, Manufacture or Commercialization of any Compound or Product; provided, however, that, if Processa is acquired by a Third Party, “Processa Patent Rights” shall exclude any Patent Rights that (a) are Controlled by such Third Party or the Affiliates of such Third Party (other than Processa and Processa Pre-Existing Affiliates) and (b) were not Controlled by Processa or any of the Processa Pre-Existing Affiliates immediately prior to the closing of such acquisition transaction; provided further that, if, after the closing of such acquisition, any such Processa Excluded Affiliate has or acquires Control of any Patent Right that Covers the Development, Manufacture or Commercialization of any Compound or Product and that is used to Develop, Manufacture or Commercialize any such Compound or Product, such additional Patent Right that is Controlled by such Processa Excluded Affiliate shall be included in Processa Patent Rights.

1.42       “Product.” Product means any pharmaceutical preparation containing one or more Compounds either as its only active ingredient(s) or as part of a Combination Product. For the avoidance of doubt, nothing in this Agreement grants to Processa or Yuhan any right or license under any Patent Rights or Know-How Controlled by Yuhan or Processa, respectively, with respect to any Other API.

1.43       “Regulatory Approval.” Regulatory Approval means an approval by the applicable Regulatory Authority of an NDA and any other approval, license, registration, permit, notification or authorizations (or waiver) of the applicable Regulatory Authority, which is necessary for the Manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other Commercialization of pharmaceutical products in a given country or regulatory jurisdiction, other than any pricing or reimbursement approval.

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1.44       “Regulatory Authority.” Regulatory Authority means any Governmental Authority with responsibility for granting licenses or approvals necessary for the Development, Manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of pharmaceutical products in a country or regulatory jurisdiction, including but limited to the FDA or EMA.

1.45       “Regulatory Documentation.” Regulatory Documentation means: (i) all applications for Regulatory Approval; (ii) all Regulatory Approvals, including INDs, CTAs and Marketing Approvals; (iii) all supporting documents created for, referenced in, submitted to or received from an applicable Regulatory Authority relating to any of the applications or Regulatory Approvals described in clauses (i) or (ii), including drug master files (or any equivalent thereof outside the U.S.), annual reports, regulatory drug lists, advertising and promotion documents filed or shared with Regulatory Authorities, adverse event files, safety reports, inspection reports, documents with regard to clinical data, complaint files and Manufacturing records and any supplements thereto; and (iv) all correspondence made to, made with or received from any Regulatory Authority (including written and electronic mail correspondence and minutes from meetings, discussions, or conferences (whether in person or by audio conference or videoconference)).

1.46       “Regulatory Exclusivity.” Regulatory Exclusivity means exclusive marketing rights or data protection or other exclusivity rights conferred by any Regulatory Authority with respect to a Product in a country or regulatory jurisdiction within the Territory, other than a Patent Right, including orphan drug exclusivity, pediatric exclusivity, and rights conferred in the United States under the Hatch-Waxman Act.

1.47       “Right of Cross-Reference.” Right of Cross-Reference means an authorization that permits an applicable Regulatory Authority in a country to rely on the relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to such Party’s compound or product, as necessary to conduct a Clinical Trial, to support Regulatory Approval of a product, to support a label expansion, or to support a further indication in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder, and, without the disclosure of underlying Confidential Information to such Party.

1.48       “Senior Executive.” Senior Executive means, with respect to Yuhan, the CEO of Yuhan, or his or her designee, and, with respect to Processa, the CEO of Processa, or his or her designee. “Senior Executives” means the applicable officers of Yuhan and Processa.

1.49       “Share Issuance Agreement.” Share Issuance Agreement means the Share Issuance Agreement entered into by Yuhan and Processa as of August 19, 2020, a copy of which is set forth as Schedule 1.49.

1.50       “Sublicensee.” Sublicensee means a Third Party that has been granted a sublicense under the rights granted to Processa pursuant to Section 2.1 of this Agreement, beyond the mere right to purchase Compound or Product Manufactured by or on behalf of Processa or its Affiliates.

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1.51       “Territory.” Territory means all countries of the world except for Manufacturing and Commercialization rights in South Korea.

1.52       “Third Party.” Third Party means any Person other than Yuhan or Processa or any of their respective Affiliates.

1.53       “U.S.” U.S. means the United States of America, including its territories and possessions.

1.54       “Valid Claim.” Valid Claim means any claim of (a) an issued and unexpired patent within the Yuhan Patent Rights, Processa Patent Rights, or Joint Patent Rights that has not been revoked or held unenforceable or invalid by a final decision of a court or other Governmental Authority of competent jurisdiction, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a patent application within the Yuhan Patent Rights, Processa Patent Rights, or Joint Patent Rights; provided that such a claim within a patent application has not been canceled, withdrawn, or abandoned or been pending for more than seven (7) years from the date of its first priority filing in the applicable country. For clarity, a claim of a patent that, pursuant to clause (b), had ceased to be a Valid Claim before it issued but that subsequently issues and is otherwise described by clause (a), shall again be considered to be a Valid Claim once it issues until it is no longer considered a Valid Claim in accordance with clause (a).

1.55       “Yuhan Intellectual Property.” Yuhan Intellectual Property means the Yuhan Know-How and the Yuhan Patent Rights.

1.56       “Yuhan Know-How.” Yuhan Know-How means all Know-How that is Controlled by Yuhan or any of its Affiliates as of the Effective Date or thereafter during the Term (other than any Know-How included in Joint Intellectual Property) that is necessary or useful to Develop, Manufacture or Commercialize any Compound or Product; provided, however, that, if Yuhan is acquired by a Third Party, “Yuhan Know-How” shall exclude any Know-How that (a) is Controlled by such Third Party or the Affiliates of such Third Party (other than Yuhan and the Persons that were Yuhan’s Affiliates immediately prior to the closing of such acquisition transaction (such Affiliates, “Yuhan Pre-Existing Affiliates”)) (“Yuhan Excluded Affiliates”) and (b) was not Controlled by Yuhan or any of the Yuhan Pre-Existing Affiliates immediately prior to the closing of such acquisition transaction; provided further that, if, after the closing of such acquisition, any such Yuhan Excluded Affiliate has or acquires Control of any Know-How that is necessary or useful to Develop, Manufacture or Commercialize any Compound or Product and that is used to Develop, Manufacture or Commercialize any such Compound or Product, such additional Know-How that is Controlled by such Yuhan Excluded Affiliate shall be included in Yuhan Know-How.

1.57       “Yuhan Patent Rights.” Yuhan Patent Rights means all Patent Rights in the Territory that are Controlled by Yuhan or any of its Affiliates as of the Effective Date or thereafter during the Term (other than Joint Patent Rights) that Cover any Compound or Product. The Yuhan Patent Rights existing as of the Effective Date are set forth on Schedule 1.57; provided, however, that, if Yuhan is acquired by a Third Party, “Yuhan Patent Rights” shall exclude any Patent Rights that (a) are Controlled by such Third Party or the Affiliates of such Third Party (other than Yuhan and Yuhan Pre-Existing Affiliates) and (b) were not Controlled by Yuhan or any of the Yuhan Pre-Existing Affiliates immediately prior to the closing of such acquisition transaction; provided further that, if, after the closing of such acquisition, any such Yuhan Excluded Affiliate has or acquires Control of any Patent Right that Covers the Development, Manufacture or Commercialization of any Compound or Product and that is used to Develop, Manufacture or Commercialize any such Compound or Product, such additional Patent Right that is Controlled by such Yuhan Excluded Affiliate shall be included in Yuhan Patent Rights.

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1.58       Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition:	Section:
Abandoned Patents	Section 8.2(a)
Agents	Section 9.1
Commercialization Plan	Section 5.2
Confidential Information	Section 9.2
Confidentiality Agreement	Section 9.2
Courts	Section 13.1
Deadlocked Matter	Section 3.5(e)
Development Milestone Payments	Section 7.2
Development Plan	Section 6.1(a)
Effective Date	Preamble
Indemnified Party	Section 11.3(a)
Indemnifying Party	Section 11.3(a)
Infringement Claim	Section 8.3(a)
Joint Inventions	Section 8.1(b)
Joint Patent Rights	Section 8.2(b)
Late Payment Notice	Section 7.12
Milestone Shares	Section 7.2
Other API	Section 1.6
Paragraph IV Claim	Section 8.8(a)
PCYU Board	Section 3.5(a)
Product Liability Claims	Section 11.1(b)
Processa	Preamble
Processa Excluded Affiliates	Section 1.40
Processa Parties	Section 11.2
Processa Pre-Existing Affiliates	Section 1.40
Processa Sole Inventions	Section 8.1(a)
ROFN Notice	Section 4.2
ROFN Response	Section 4.2
Royalties	Section 7.5(a)
Royalty Floor	Section 7.5(d)
Royalty Rate	Section 7.5(a)
Royalty Term	Section 7.5(b)
Sales Milestone Payment	Section 7.4
Sublicense Considerations	Section 7.6(a)
Sublicense Materials	Section 2.1(c)
Sublicense Payments	Section 7.6
Sublicensee Intellectual Property	Section 2.1(c)
Taxes	Section 7.9
Term	Section 12.1
Third Party Claims	Section 11.1
Third Party Patent Licenses	Section 7.5(c)
Upfront Fee	Section 7.1
Worldwide Annual Accrued Net Sales	Section 7.4
Yuhan	Preamble
Yuhan Excluded Affiliates	Section 1.56
Yuhan Parties	Section 11.1
Yuhan Pre-Existing Affiliates	Section 1.56
Yuhan Sole Inventions	Section 8.1(a)

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1.59       Captions; Certain Conventions; Construction. All headings and captions herein are for convenience only and shall not be interpreted as having any substantive meaning. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires:

(a)       words of any gender include each other gender;

(b)       words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(c)       words using the singular shall include the plural, and vice versa;

(d)       the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import;

(e)       the word “or” shall be deemed to include the word “and” (i.e., shall mean “and/or”)

(f)       references to “Article,” “Section,” “subsection,” “paragraph,” “clause,” or other subdivision, or to a Schedule, without reference to a document, are to the specified provision or Schedule of this Agreement; and

(g)       references to “$” or “dollars” shall be references to U.S. Dollars.

This Agreement shall be construed as if the Parties drafted it jointly.

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ARTICLE II
GRANTS OF RIGHTS

2.1       Licenses.

(a)       License. Subject to the terms of this Agreement, Yuhan shall, and hereby does, grant to Processa an exclusive (even as to Yuhan and its Affiliates), royalty-bearing right and license, including the right to sublicense in accordance with Section 2.1(b), under the Yuhan Intellectual Property and Yuhan’s interest in the Joint Intellectual Property, to Develop, Manufacture, use and Commercialize, including filing for, obtaining and maintaining Regulatory Approval for, Products in the Field in the Territory.

(b)       License Back. Subject to the terms of this Agreement and in order to facilitate Yuhan’s right to Develop (solely to obtain Marketing Approval), Manufacture and Commercialize Products in South Korea, Processa shall, and hereby does, grant to Yuhan an exclusive (even as to Processa and its Affiliates), royalty-bearing and sublicensable right and license (i) to access and use any data generated by or on behalf of Processa in the Development of Products for the Territory, including all data included in any regulatory submission; and (ii) under any Processa Intellectual Property, and Processa’s interest in the Joint Intellectual Property directed to modifications or improvements to the Yuhan Intellectual Property, in each case ((i) and (ii)) for the sole purpose of obtaining Marketing Approval for, and Manufacturing and Commercializing the Products in South Korea only. Yuhan shall pay Processa a royalty equal to three percent (3%) of Net Sales (by Yuhan or its Affiliates, or its or their sublicensees) of such Products Covered by Processa Patents in South Korea (starting from the First Commercial Sale of such Product made by Yuhan in South Korea, to be calculated in accordance with Sections 7.5(a) through 7.5(d), but without any reference to Section 7.6, applied mutatis mutandis as if such Net Sales were made by Yuhan, and as if the Royalty Term were until the expiration or invalidation of the last Valid Claim in the Processa Patents Covering such Patent in South Korea). Upon the expiration or invalidation of the last Valid Claim in the Processa Patents Covering such Patent in South Korea, the licenses granted to Yuhan under this Section 2.1(b) shall become non-exclusive, fully-paid-up, perpetual, and irrevocable.

(c)       Sublicenses. From the Effective Date, Processa shall have the right to grant sublicenses under the licenses to Yuhan Intellectual Property and Yuhan’s interest in the Joint Intellectual Property granted to Processa under Section 2.1(a) to its Affiliates and to Third Parties, such sublicense rights being subject to Yuhan’s prior written approval (which may not be unreasonably withheld or delayed) with respect to Third Parties; provided, however, that (i) any such sublicense shall be subject to all applicable terms and conditions of this Agreement; (ii) any Sublicensee to whom Processa discloses Confidential Information shall enter into an appropriate written agreement obligating such Sublicensee to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations in ARTICLE IX; (iii) Processa shall at all times be responsible for the performance of such Sublicensee; and (iv) Processa shall, prior to granting any sublicense to a Sublicensee under this Agreement, provide Yuhan with a copy of such sublicense agreement. Each agreement with each Sublicensee must include grants of rights sufficient to enable Processa to grant substantially the rights set forth in Sections 12.7(b) through 12.7(f) with respect to (1) all Know-How and Patent Rights (including all applicable pre-clinical and clinical data, including pharmacology and biology data; Manufacturing documents and materials; and Manufacturing technologies) Controlled by such Sublicensee during the Term and used by such Sublicensee in the Development, Manufacture or Commercialization of any Compound or Product (collectively, “Sublicensee Intellectual Property”); (2) all filings with Regulatory Authorities in the Territory relating to Compounds and Products and Regulatory Approvals relating to Compounds and Products held by such Sublicensee, including related correspondence with Regulatory Authorities; (3) all Manufacturing agreements to which such Sublicensee is a party that are related to Compounds or Products; (4) all of such Sublicensee’s inventory of Compounds and Products existing as of the applicable date; and (5) all trademarks owned by such Sublicensee and used solely in connection with the Products, along with all associated goodwill ((1) – (5), collectively, “Sublicense Materials”).

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2.2       Rights Retained by the Parties. Any rights of Yuhan or Processa, as the case may be, not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party.

2.3       Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under Sections 2.1 or 12.7(e) to Patent Rights and Know-How (including any data included in the Know-How), are and will otherwise be deemed to be for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. Each Party will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.”

2.4       Transfer of Yuhan Material and Know-How. Within ninety (90) days after the Effective Date, Yuhan shall transition Yuhan Know-How to Processa and provide Processa with reasonable amounts of consultation regarding the transferred Yuhan Know-How. In addition, Yuhan will transfer all material and copies of documentation in English to Processa related to the Product including but not limited to (a) documents including communications, reports, white papers and supporting material, lab or study notes, Manufacturing documents, and similar material, (b) know-how related to the Development of the Product, and (c) Regulatory Approvals or clearances or submissions.

ARTICLE III
DEVELOPMENT & Governance

3.1       General. From the Effective Date, and subject to the terms of this Agreement, including the requirements of ARTICLE VI, with input from the PCYU Board (defined in Section 3.5), Processa (or its Affiliates or Sublicensees) shall control and be solely responsible for the Development of and regulatory activities with respect to Compounds and Products in the Field in the Territory, including all costs and expenses relating thereto (excluding the costs and expenses of Yuhan appointed members of the PCYU Board). If Processa requests Yuhan’s cooperation outside of the PCYU Board as described above, the Parties shall mutually agree in advance on a budget therefor, and Processa shall reimburse Yuhan for any expenses incurred by Yuhan under this Section 3.1 within thirty (30) days after receiving an invoice therefor.

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3.2       Exchange of Information Regarding Development. At least once each Calendar Year, beginning on the Effective Date and ending on the date on which Processa obtains the first Regulatory Approval for a Product in the United States and the first Regulatory Approval for a Product in another Major Market, Processa shall provide Yuhan with a reasonably detailed report describing Processa’s Development activities and the summary results thereof with respect to all Compounds and Products.

3.3       Right of Cross Reference. Processa hereby grants to Yuhan an option for an irrevocable and perpetual, fully paid-up, transferable right of access and Right of Cross-Reference to all Regulatory Documentation and Regulatory Approvals for the Compound and Products anywhere in the Territory for purposes of Development, Manufacture and Commercialization in South Korea. Yuhan may exercise such option and shall obtain such rights upon giving written notice to Processa and paying a one-time fee of two hundred fifty thousand dollars ($250,000). Upon Yuhan’s exercise of the option, Processa shall grant such rights to Yuhan and shall cooperate fully to make the benefits of such Regulatory Documentation and Regulatory Approvals available to Yuhan or its designee, including by providing a signed statement to such effect.

3.4       Recalls. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Product in the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within 24 hours, advise the other Party thereof by telephone, facsimile or email. Processa, in consultation with Yuhan, through the PCYU Board, shall decide whether to conduct a recall in any market in the Territory (except in the case of a government mandated recall, when Processa may act without such advance notice but, shall notify Yuhan as soon as possible) and the manner in which any such recall shall be conducted (and in the event of any disagreement regarding a recall in the Territory, the approach that is more conservative shall control). Each Party will make available to the other Party, upon request, all of such Party’s (and its Affiliates’) pertinent records that such other Party may reasonably request to assist such other Party in effecting any recall.

3.5       Processa Yuhan Advisory Board.

(a)       General; Responsibilities. Within thirty (30) days after the Effective Date, the Parties will establish a Processa Yuhan Advisory Board (the “PCYU Board”) to oversee and coordinate the Parties’ activities under this Agreement to the extent provided in this Agreement. The PCYU Board shall:

(i)       oversee the Development Plan to ensure that the goals and direction of the plan are identified and achieved and to advise on courses of action to achieve the goal and direction of the plan;

(ii)       on at least an annual basis, review the then-current Development Plan, and review, comment on, on approve (or reject) any proposed amendments to the then-current Development Plan;

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(iii)       not oversee nor provide approval for the everyday operations of and decisions by Processa that are required to demonstrate the safety and efficacy of the Compound and Products in order to obtain Regulatory Approval within any country in the Territory;

(iv)       not oversee nor provide approval for the regulatory science process used by Processa for the Compound and Products in order to obtain Regulatory Approval within any country in the Territory; and

(v)       perform such other functions, in each case as expressly assigned to the PCYU and set forth in this Agreement or as mutually agreed upon by the Parties in writing.

(b)       Composition. The PCYU Board initially shall be composed of at least four (4) members, two (2) of whom shall be representatives appointed by Processa and two (2) of whom shall be representatives appointed by Yuhan. Each PCYU Board member shall have the requisite experience and seniority to enable such representative to make decisions on behalf of the Party who appointed such member with respect to the issues falling within the jurisdiction of the PCYU Board. Neither Party shall appoint any representative to the PCYU Board that is not an employee or member of the Board of Directors of such Party or its Affiliates without the prior written consent of the other Party. Processa shall appoint one (1) of its representatives as the chairperson of the PCYU Board. The size of the PCYU Board may be changed from time to time by written agreement of the Parties; provided that the PCYU Board shall at all times include an equal number of representatives of each Party. Each Party may replace its PCYU Board representatives at any time upon written notice to the other Party. An employee of Processa and not an official member of the PCYU Board may also be appointed by Processa as Secretary to take notes and provide minutes for the Board. This Secretary shall not have any voting privileges within the PCYU Board.

(c)       Meetings. Unless otherwise agreed by the Parties, the PCYU Board shall hold meetings (a) at least once per Calendar Quarter or more often as its members may determine until the filing of an IND for the Compound and (b) twice per Calendar Year thereafter until the first anniversary of the First Commercial Sale in the Territory for the Product. PCYU Board meetings may be held in person or by any means of telecommunications as the members deem necessary or appropriate, including telephone, video conference or similar means in which each participant can hear what is said, and be heard, by the other participants. If a meeting is held in person, PCYU Board members may, in lieu of attending in person, attend by any means of telecommunications in which each participant can hear what is said, and be heard, by the other participants. A quorum of the PCYU Board shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Employees or consultants of either Party who are not members of the PCYU Board may attend meetings of the PCYU Board; provided that: (i) such attendees shall not vote in the decision-making process of the PCYU Board; (ii) such attendees shall be bound in writing by obligations of confidentiality and non-use equivalent to those set forth in ARTICLE IX; and (iii) a consultant of a Party may attend a meeting only with prior notice to and consent of the other Party, which shall not be unreasonably withheld or delayed; provided further that any PCYU Board meetings that includes representatives of either Party who are not PCYU Board members may, at the request of any PCYU Board member, include a closed session consisting of only PCYU Board members. Except as provided in the prior sentence, individuals who are not members of the PCYU Board may not attend a meeting of the PCYU Board without the prior consent of both Parties. Each Party shall be responsible for its own expenses of participating in the PCYU Board.

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(d)       Minutes. As soon as reasonably practicable and in any event no fewer than fifteen (15) Business Days prior to each meeting, Processa shall disclose to Yuhan any proposed agenda items together with all appropriate information with respect to such proposed agenda items. The chairperson of the PCYU Board shall prepare and circulate to all members of the PCYU Board for review draft minutes of each PCYU Board meeting within an appropriate time after such meeting, but in no event later than the next meeting of the PCYU Board. The Parties shall approve in writing the minutes of each meeting promptly.

(e)       Decision-Making. The PCYU Board shall make decisions and take action by consensus of the members present at a meeting at which a quorum exists, with each Party having a single vote, regardless of the number of representatives of such Party in attendance at such meeting. If the PCYU Board does not reach consensus on any matter within its authority (a “Deadlocked Matter”), the Deadlocked Matter will be referred to the Senior Executive of Processa or his/her designee as the final decision-making authority with respect to such Deadlocked Matter provided that Processa shall not have any such final decision-making authority with respect to a Deadlocked Matter that would require Yuhan to incur any additional costs or expenses, or otherwise materially adversely impact Yuhan’s rights and obligations under this Agreement. In addition, if the PCYU Board recommends changes to the development that require a change in budget, staffing, or external payments, the Senior Executive of Processa shall be the final decision-making authority to approve or not approve the PCYU Board recommendation(s).

(f)       Authority. The PCYU Board shall have only such powers as are specifically delegated to it under this Agreement, and for clarity the PCYU Board shall not have any authority or ability to: (1) modify, amend, or waive the terms or conditions of this Agreement, including the milestone payment provisions, license rights provisions and delegations of authority provisions; (2) determine whether or not a breach of this Agreement has occurred; (3) make any decision that, under the terms of this Agreement, requires Yuhan’s or Processa’s consent, approval or agreement or the consent, approval or agreement of both Parties; or (4) require Yuhan or Processa to conduct any activities in contravention of, or outside the scope of, this Agreement.

(g)       Sublicensee; Dissolution. If Processa grants sublicenses to Sublicensees for the Development, Manufacture, or Commercialization of the Product in the Field in any Major Market, Processa will provide Yuhan with copies of all correspondence with such Sublicensee, and shall invite Yuhan to attend all meetings with such Sublicensee. Subject to the foregoing, if Processa grants sublicenses to Sublicensees for the Development, Manufacture and Commercialization of the Product in the Field in all countries in the Territory, upon Yuhan’s written request the PCYU Board shall dissolve.

ARTICLE IV
SUPPLY

4.1       Initial Clinical Supply. Yuhan shall, upon Processa’s request, use its current inventory to supply Processa with its requirements of the Compound and Product for all non-clinical studies, the first Phase 1 Clinical Trial, and first Phase 2 Clinical Trial to be conducted by Processa subject to the terms and conditions set forth in a clinical supply agreement to be executed by the Parties. The price for such initial clinical study supply shall be composed of Yuhan’s manufacturing cost. The Parties may agree on additional activities to be performed by Yuhan for Processa in relation to the Compound and the Product under a clinical supply agreement to be negotiated in good faith by the Parties.

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4.2       ROFN For Further Supply. Yuhan shall have an exclusive right of first negotiation for a supply agreement for any supply of the Compound and Product to Processa for Development and Commercialization in the Territory other than as described in Section 4.1 as long as the Yuhan manufacturing site, control labs and storage facilities meet the GMP requirements of the Regulatory Authorities for the clinical protocols or the Regulatory Authorities where the Product is commercially sold. Processa shall notify Yuhan in writing of Processa’s intention to negotiate for such supply agreement (the “ROFN Notice”). If Yuhan desires to negotiate for such supply agreement, Yuhan shall so notify Processa in writing (the “ROFN Response”) within thirty (30) days of receipt of the ROFN Notice. Upon Processa’s receipt of the ROFN Response, Yuhan and Processa shall negotiate in good faith for such supply agreement, for up to one hundred and twenty (120) calendar days from the date of the ROFN Response (without guaranteeing success in reaching an agreement).

ARTICLE V
COMMERCIALIZATION

5.1       General. From the Effective Date, and subject to the terms of this Agreement, including the requirements of ARTICLE VI, Processa (or its Affiliates or Sublicensees) shall control and be solely responsible for the Commercialization of Products in the Field in the Territory, including all costs and expenses relating thereto.

5.2       Commercialization Plans. During the Royalty Term with respect to each Product, at least thirty (30) days prior to the commencement of each Calendar Year, Processa shall provide Yuhan, for Yuhan’s review and comments, a summary of the planned Commercialization activities to be conducted by or on behalf of Processa and its Affiliates and Sublicensees with respect to such Product in each country in the Territory during such Calendar Year (each such plan, a “Commercialization Plan”). Processa, its Affiliates and Sublicensees shall consider Yuhan’s comments in good faith and shall not unreasonably decline to implement or incorporate any comments of Yuhan regarding any aspect of the Commercialization Plan.

ARTICLE VI
DILIGENCE

6.1       Commercially Reasonable Efforts. During the Term, Processa shall, directly or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts, from and after the Effective Date, to Develop and obtain Regulatory Approval for one (1) Product in the Field in the U.S. and in one (1) other Major Market, and, upon obtaining Regulatory Approval, Processa shall, directly or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Commercialize the Product. Without limiting or derogating from the foregoing, Processa, by itself or through its Affiliates or Sublicensees, shall meet each of the following milestones within the respective time periods set forth herein:

(a)       Prepare a first draft of the Product Development plan (the “Development Plan”) which incorporates, in good faith, Yuhan’s review and comment within ninety (90) days after the Effective Date;

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(b)       Request FDA pre-IND meeting for the Product within six (6) months from the Effective Date of this Agreement;

(c)       Dose the first patient in a Phase 2A Clinical Trial with the Product within twenty-four (24) months from the Effective Date of this Agreement;

(d)       Dose the first patient with the Product in a Phase 2B Clinical Trial, Phase 3 Clinical Trial or other Pivotal Clinical Trial within forty-eight (48) months from the Effective Date of this Agreement;

(e)       Achieve First Commercial Sale of a Product within twelve (12) months from the date a Regulatory Approval for such Product is obtained.

6.2       Termination for Failure to Meet Diligence Obligation. If, at any time during the Term, Processa fails to timely achieve any of the foregoing milestones, or if Yuhan reasonably believes that Processa (itself and through its Affiliates and Sublicensees) has not complied with its obligations under Section 6.1 to Develop one (1) Compound or Product in the Field in the U.S. for any consecutive nine (9) month period following the Effective Date, Yuhan shall provide written notice to Processa specifying the nature of such reasonable belief, and Yuhan may terminate this Agreement pursuant to Section 12.4.

ARTICLE VII
FINANCIAL PROVISIONS

7.1       Upfront Fee. In partial consideration for the rights granted to Processa hereunder, within ten (10) Business Days following the Effective Date, Processa shall issue to Yuhan, for no additional consideration, the number of Processa common shares equivalent to USD $2,000,000 at a price of $8.00 per share, subject to adjustment in and otherwise in accordance with, the terms and conditions of the Share Issuance Agreement (the “Upfront Fee”), which Upfront Fee shall be non-refundable and non-creditable. Notwithstanding the foregoing, if Processa does not complete the Planned Public Offering before January 31, 2021, the number of shares of Processa common stock issued in connection with the Upfront Fee will be adjusted in accordance with the Share Issuance Agreement.

7.2       Development Milestone Payments. Processa shall make the following one-time, non-refundable, non-creditable development milestone payments (the “Development Milestone Payments”) in the form of cash and issuance of Processa common shares (the “Milestone Shares”) to Yuhan as set forth in Section 7.2(a) or 7.2(b) below. For avoidance of doubt, in no event shall both Section 7.2(a) and 7.2(b) apply.

(a)       The milestones, payments and share issuances set forth in this Section 7.2(a) shall apply only in the event that (i) Yuhan and/or its Affiliates purchase $3.0 million or more of the shares of common stock sold by Processa in the Planned Public Offering, or (ii) if the Planned Public Offering does not occur by January 31, 2021, Yuhan and/or its Affiliates provide an amount equal to or greater than $3.0 million of equity funding, on terms to be mutually agreed, to assist in the Development and Regulatory Approval of the Product (for clarity, Processa shall not use such funding for any purpose other than in the Development and Regulatory Approval of the Product):

Development Milestone	Payment
1st Patient Dosed in 1st Pivotal Trial	Milestone Shares Equivalent to $1,000,000*
Last Patient Dosed 1st Pivotal Trial	Milestone Shares Equivalent to $1,500,000*
1st NDA Approval	$4,000,000
2nd NDA Approval	$3,000,000
Ex-US 1st Approval	$2,000,000
Ex-US 2nd Approval	$2,000,000

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(b)       The milestones, payments and share issuances set forth in this Section 7.2(b) shall apply only if both of the following occur: (i) Yuhan and/or its Affiliates do not invest in the Processa Planned Public Offering or purchases less than $3.0 million of the shares of common stock sold by Processa in the Planned Public Offering, and (ii) if the Planned Public Offering does not occur by January 31, 2021, Yuhan and/or its Affiliates do not otherwise provide equity funding, on terms to be mutually agreed to assist in the Development and Regulatory Approval of the Product, or provide less than $3.0 million (in aggregate when combined with any amounts invested pursuant to clause (i) above) of funding to assist in the Development and Regulatory Approval of the Product (for clarity, Processa shall not use such funding for any purpose other than in the Development and Regulatory Approval of the Product):

Development Milestone	Payment
1st Patient Dosed in 1st Pivotal Trial	Milestone Shares Equivalent to $200,000
Last Patient Dosed 1st Pivotal Trial	Milestone Shares Equivalent to $200,000
1st NDA Approval	$2,000,000
2nd NDA Approval	$2,000,000
Ex-US 1st Approval	$2,000,000
Ex-US 2nd Approval	$2,000,000

*The number of common shares of Processa issued in connection with the achievement of each milestone set forth in the Tables 7.2(a) and 7.2(b) above shall be determined in accordance with the Share Issuance Agreement.

7.3       Development and Commercialization Costs. For clarity, following the Effective Date, Processa shall be solely responsible for all costs it incurs in Developing and Commercializing Compounds and Products, including all Manufacturing costs (excluding any compensation or expenses incurred by the Yuhan appointed members of the PCYU Board).

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7.4       Sales Milestone Payments. Processa shall pay Yuhan the one-time, non-refundable, non-creditable sales milestone payments set forth in the table below (the “Sales Milestone Payments”) within thirty (30) days after the end of the first Calendar Year during which the total Net Sales accrued during such Calendar Year in the Territory (the “Worldwide Annual Accrued Net Sales”) first reach the values indicated below. For clarity, each Sales Milestone Payment will apply once and only once when the milestone is first achieved. Thereafter, the Sales Milestone Payment will no longer apply. In addition, if more than one milestone is achieved in a Calendar Year, all associated Sales Milestone Payments will be paid. For illustration purposes, if at a given Calendar Year Worldwide Annual Accrued Net Sales first reach $100,000,000 (without having reached $50,000,000 prior to such Calendar Year); the Sales Milestone Payment for such Calendar Year will be $7,500,000 ($2,500,000 plus $5,000,000). If in the next Calendar Year Worldwide Annual Accrued Net Sales first reach $250,000,000; the Sales Milestone Payment for such Calendar Year will be $12,500,000 because the Milestone Payment for $50,000,000 and $100,000,000 has already been achieved and each Sales Milestone Payment will apply once and only once. The calculation of Worldwide Annual Accrued Net Sales and the corresponding Sales Milestone Payments shall exclude all sales made by a Sublicensee in the event that Processa receives Sublicense Consideration on account of a specific Product in a specific Territory from such Sublicensee for which Processa is required to pay Yuhan the applicable percentage of the Sublicense Consideration as set forth in Section 7.6.

Worldwide Annual Accrued Net Sales	Payment
≥ $50M	$2,500,000
≥ $100M	$5,000,000
≥ $250M	$12,500,000
≥ $500M	$25,000,000
≥ $1 Billion	$50,000,000
≥ $2 Billion	$100,000,000
≥ $5 Billion	$200,000,000

7.5       Product Royalties.

(a)       Royalty Rate. Processa shall pay Yuhan royalties equal to seven percent (7%) (the “Royalty Rate”) on the aggregate Net Sales of Products in the Territory (collectively, “Royalties”) during each Calendar Year to Yuhan on a Product-by-Product basis. Notwithstanding the foregoing, with respect to Net Sales by Sublicensees, the Royalties shall exclude all sales made by a Sublicensee in the event that Processa receives Sublicense Consideration on account of a specific Product in a specific Territory from such Sublicensee for which Processa is required to pay Yuhan the applicable percentage of the Sublicense Consideration as set forth in Section 7.6.

(b)       Royalty Term and Adjustments. Processa’s Royalty obligations to Yuhan under this Section 7.5 shall commence on a country-by-country and Product-by-Product basis on the Effective Date and shall expire on a country-by-country basis and Product-by-Product basis on the later of (i) expiration or invalidation of the last Valid Claim Covering such Product in such country or (ii) the tenth (10th) anniversary of the date of the First Commercial Sale by Processa or any of its Affiliates or Sublicensees (except as provided above) to a non-Sublicensee Third Party of such Product in such country (the “Royalty Term”); provided that, during any period within the Royalty Term remaining after the expiration of all Valid Claims Covering such Product in such country and all Regulatory Exclusivity as to such Product in such country, the Royalties payable as to such Product in such country under this Section 7.5 shall be reduced to fifty percent (50%) of the Royalties otherwise payable as to such Product in such country pursuant to Section 7.5. Such Royalty reduction will be calculated by determining the portion of total Net Sales of the relevant Product in a Calendar Quarter that is attributable to the applicable country in which such reduction applies, and by determining the total Royalties without reduction, and then reducing to fifty percent (50%) the applicable portion (based on Net Sales) of total Royalties attributable to the country in which such reduction applies. Upon the expiration of the Royalty Term with respect to each Product in each country, the licenses granted to Processa under Section 2.1(a) shall become non-exclusive, fully-paid–up, perpetual and irrevocable with respect to such Product in such country.

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(c)       Third Party Payments. If, in the opinion of patent counsel mutually acceptable to both Processa and Yuhan, in order to Develop, Manufacture, use or Commercialize a Product in the Field in a country of the Territory without infringing any third party intellectual property rights relating to the Yuhan Intellectual Property, Processa or its Affiliate or Sublicensee is obligated to obtain a license or comparable grant of rights (e.g., a covenant not to sue) under any Patent Rights from a Third Party (“Third Party Patent Licenses”) and pay a royalty under such Third Party Patent License with respect to such Product in such country, then, subject to Section 7.5, forty percent (40%) of such royalties actually paid by Processa, its Affiliates or Sublicensees shall be creditable against Royalties payable to Yuhan hereunder with respect to such Product in such country; provided that, (i) if Processa is obligated to enter into any Third Party Patent License, Processa shall use Commercially Reasonable Efforts to minimize the royalties owed by Processa under such Third Party Patent License; and (ii) for any creditable amounts permitted under the Section 7.5(c) but that are not applied in a given Calendar Quarter as a result of the Royalty Floor set forth in Section 7.5(d), Processa may carry forward and apply such amounts against Royalties due in up to four (4) subsequent Calendar Quarters, or until the amount of such reduction has been fully applied against Royalties due to Yuhan, whichever is earlier (in each case subject to Section 7.5(d)).

(d)       Royalty Floor. In no event shall the Royalty reductions described in Sections 7.5(b) and 7.5(c), alone or together, reduce the Royalties payable by Processa for a given Calendar Quarter during the Royalty Term for a Product in a particular country in the Territory to less than fifty percent (50%) of the amounts otherwise payable by Processa for such Calendar Quarter pursuant to Section 7.5(a) (the “Royalty Floor”).

7.6       Sublicense. If Processa sublicenses the Product, Yuhan shall receive the applicable percentage of any Sublicense Consideration, as described in this Section 7.6 (the “Sublicense Payments”). The percentages described in this Section 7.6 shall apply to all Sublicense Consideration. Notwithstanding the foregoing, in the event that Processa receives Sublicense Consideration on account of a specific Product in a specific Territory, then in such case Processa shall be required to pay Yuhan the applicable Sublicense Payment, but such Sublicense Consideration shall not be taken into account when calculating Development Milestone Payments (Section 7.2) or Sales Milestone Payments (Section 7.4) or Royalties (Section 7.5). To clarify, three example scenarios are presented:

Example 1: If Processa Develops the Product in multiple Territories and licenses out the commercial sales to Sublicensee in all Territories such that Processa does not sell any of the product. The financial terms of ARTICLE VII would then be the following: Sections 7.2-7.3 would apply, Sections 7.4-7.5 would no longer apply, and Section 7.6 would apply for any funds from Sublicense Consideration for the Sublicensee Territories using the table in this Section 7.6. The percentage in the table would apply to all financial considerations from the Sublicensee such as upfront fees, any milestones payments, and royalties.

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Example 2: If Processa Develops and Commercializes the Product in US while Sublicensing the Product for Development and Commercialization in other territories. The financial terms of ARTICLE VII would then be the following: Sections 7.2 – 7.3 would apply, Sections 7.4-7.5 would only apply to Territories in which Processa Commercializes the Product, and Section 7.6 would apply for any funds from Sublicense Consideration for the Sublicensee Territories using the table in this Section 7.6. The percentage in the table would apply to all financial considerations from the Sublicensee such as upfront fees, any milestones payments, and royalties.

Example 3: If Processa sublicenses the Product prior to Phase 3 trial and Sublicensee completes Development, obtains Regulatory Approval, and Commercializes the Product. The financial terms of ARTICLE VII would then be the following: for Sections 7.2 – 7.3 Processa would pay for milestones that it has completed, the remaining milestones of Sections 7.2 – 7.3 not completed by Processa would no longer apply, Sections 7.4-7.5 would not apply, and Section 7.6 would apply for any funds from Sublicense Consideration for the Sublicensee Territories using the table in this Section 7.6. The percentage in the table would apply to all financial considerations from the Sublicensee such as upfront fees, any milestones payments, and royalties.

(a)       Sublicense Considerations shall mean any payments or other consideration that Processa or its Affiliates receive as a direct result of the grant of a sublicense or an option to obtain such sublicense, including without limitation license fees, license option fees, milestone payments, license maintenance fees, equity, and royalty on Sublicensee sales, provided that in the event that Processa or its Affiliates receive non-monetary consideration in connection with a sublicense, Sublicense Considerations shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. Notwithstanding the foregoing, Sublicense Considerations shall not include amounts expressly dedicated to, and actually expended by the Sublicensee to reimburse Processa and its Affiliates for, the Development of Products, up to the sum of the actual external costs incurred by Processa and its Affiliates for such activities.

(b)       Processa shall pay Yuhan the Sublicense Payments within thirty (30) days after the receipt of the Sublicense Consideration. Depending on when the applicable sublicense agreement enters into force Processa shall pay to Yuhan the percentage defined in the following Table:

Sublicense Effective Date	Sublicense Payment Percentage
Before 1st Phase 2a Clinical Trial FPFV	80%
Before 1st Phase 2b Clinical Trial FPFV	50%
After 1st Phase 2b Clinical Trial FPFV but Before 1st Phase 3 Clinical Trial FPFV	40%
After 1st Phase 3 Clinical Trial FPFV	30%

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7.7       Reports; Payments. Within thirty (30) days after the end of each Calendar Quarter commencing from the earlier of (a) the First Commercial Sale of a Product; or (b) the grant of a sublicense or receipt of Sublicense Consideration, Processa shall furnish Yuhan with a quarterly report (“Periodic Report”) detailing, at a minimum, the following information for the applicable Calendar Quarter, each listed by Product and by country of sale: (i) the total number of units of Product sold by Company, its Affiliates and Sublicensees for which Royalties are owned to Yuhan hereunder, including a breakdown of the number and type of Products sold, (ii) gross amounts received for all such sales, (iii) deductions by type taken from Net Sales as specified herein, (iv) Net Sales, (v) Royalties, Development Milestone Payments and Sales Milestone Payments owed to Yuhan, listed by category, (vi) Sublicense Consideration received during the preceding Calendar Quarter and sublicense fees due to Yuhan, (vii) the currency in which the sales were made, including the computations for any applicable currency conversions, (viii) invoice dates and all other data enabling the Royalties and sublicense fees payable to be calculated accurately and (ix) a detailed summary of progress against each development and regulatory milestone set forth in Section 7.2 and each sales milestone set forth in Section 7.4, and an estimate of the timing of the achievement of the next applicable milestone. Once the events set forth in sub-section (a) or (b), above, have occurred, Periodic Reports shall be provided to Yuhan whether or not Royalties, Development Milestone Payments, Sales Milestone Payments or sublicense fees are payable for a particular Calendar Quarter. In addition to the foregoing, upon Yuhan’s reasonable request, Processa will provide to Yuhan such other information as may be reasonably requested by Yuhan, and will otherwise cooperate with Yuhan as reasonably necessary, to enable Yuhan to verify Processa’s compliance with the payment and related obligations under this Agreement, including verification of the calculation of amounts due to Yuhan under this Agreement and of all financial information provided or required to be provided in the Periodic Reports. Concurrently with each such report, Processa shall pay to Yuhan all amounts payable by it under Sections 7.4, 7.5, and 7.6.

7.8       Books and Records; Audit Rights. Processa shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Sections 7.4, 7.5, and 7.6. Yuhan shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by Yuhan and reasonably acceptable to Processa, review any such records of Processa in the location(s) where such records are maintained by Processa upon reasonable notice (which shall be no less than fourteen (14) days prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 7.4, 7.5, and 7.6 within the thirty-six (36) month period preceding the date of the request for review. The report of such accounting firm shall be limited to a certificate stating whether any report made or payment submitted by Processa during such period is accurate or inaccurate and the actual amounts of Net Sales, and Royalties due, for such period. Processa shall receive a copy of each such report concurrently with receipt by Yuhan. Should such inspection lead to the discovery of a discrepancy to Yuhan’s detriment, Processa shall pay within five (5) Business Days after its receipt from the accounting firm of the certificate the amount of the discrepancy plus interest calculated in accordance with Section 7.12. Yuhan shall pay the full cost of the review unless the underpayment is greater than five percent (5%) of the amount due for any applicable Calendar Year, in which case Processa shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment by Processa revealed by an examination shall be fully creditable against future payments.

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7.9       Tax Matters. Except as expressly provided below, no payments to be made to Yuhan by Processa hereunder shall be reduced by or on account of any taxes, levies, imposts, duties, charges, assessments or fees (collectively, “Taxes”). Notwithstanding the immediately preceding sentence, if any applicable Law requires (with due regard to any relief to which Yuhan may be entitled) that Taxes be deducted and withheld from any payment made to Yuhan by Processa under this Agreement, Processa shall (a) deduct those Taxes, together with any interest and penalties properly assessed thereon, from such payment or from any other payment owed by Processa hereunder; (b) transmit the amounts so deducted to the proper Governmental Authority; (c) send evidence of the requirement together with proof of due transmission of the amounts described in clause (b) to Yuhan promptly following such payment; and (d) remit to Yuhan the net amount of such payment after taking account of such deduction. In determining whether to deduct any amount hereunder and prior to making such deduction, Processa shall contact Yuhan and take due account of all documentation supplied by Yuhan, and of other facts known to Processa, supporting a reduction in any Tax otherwise required to be deducted, or a credit therefor or refund thereof. Processa will reasonably cooperate with Yuhan in respect of Tax matters relating to payments made by Processa to Yuhan under this Agreement and any disputes with a Governmental Authority regarding such matters, including without limitation: (y) complying with reasonable requests from Yuhan to change the form, place or other circumstances of payments to be made to Yuhan by Processa under this Agreement so as to reduce the incidence of Taxes on such payments or recover any Taxes imposed on such payments (any such recovery to be for the benefit of Yuhan); and (z) in connection with any official or unofficial audit or contest relating to such payments.

7.10       Payment Method and Currency Conversion. All payments shall be made in U.S. dollars in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Processa’s election, to Yuhan’s bank account, or to such other bank account as Yuhan shall designate in a notice at least ten (10) days before the payment is due. For the purposes of determining the amount of any Royalties due for the relevant Calendar Quarter under Section 7.5, the amount of Net Sales in any foreign currency shall be converted into U.S. dollars in accordance with the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the first, middle and last Business Days of the applicable reporting period for the payment due.

7.11       Blocked Payments. If by reason of applicable Laws in any country in the Territory, it becomes impossible or illegal for Processa or its Affiliates or Sublicensees to transfer, or have transferred on its behalf Royalties or other payments to Yuhan or to Processa or its Affiliates or Sublicensees, Processa shall promptly notify Yuhan of the conditions preventing such transfer. To the extent any payments to Yuhan cannot be transferred pursuant to the preceding sentence, such amounts shall be deposited in local currency in the relevant country to the credit of Yuhan in a recognized banking institution designated by Yuhan or, if none is designated by Yuhan within a period of thirty (30) days, in a recognized banking institution selected by Processa or its Affiliate or Sublicensee, as the case may be, and identified in a notice given to Yuhan. If so deposited in a foreign country, Processa shall provide, or cause its Affiliate or Sublicensee to provide, reasonable cooperation to Yuhan so as to allow Yuhan to assume control over such deposit as promptly as practicable.

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7.12       Late Payments. If a Party shall fail to make a timely payment pursuant to the terms of this Agreement, the other Party shall provide written notice of such failure to the non-paying Party (a “Late Payment Notice”), and interest shall accrue on the past due amount starting on the date of the Late Payment Notice at the U.S. dollar prime lending rate as reported in The Wall Street Journal effective for the date that payment was due (as published in The Wall Street Journal) plus five percent (5%) per annum, computed for the actual number of days after the date of the Late Payment Notice that the payment was past due.

ARTICLE VIII
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION
AND RELATED MATTERS

8.1       Ownership of Inventions.

(a)       Sole Inventions. Yuhan shall exclusively own all inventions relating to any Compound or Product or its Manufacture or use made solely by Yuhan, its employees, agents, and consultants (“Yuhan Sole Inventions”). Processa shall exclusively own all inventions relating to any Compound or Product or its Manufacture or use made solely by Processa, its employees, agents, and consultants in each case independently of and without using any Yuhan Intellectual Property or Joint Inventions (“Processa Sole Inventions”).

(b)       Joint Inventions. The Parties shall jointly own all inventions relating to any Compound or Product or its Manufacture or use (i) made jointly by employees, agents and consultants of Processa, on the one hand, and employees, agents and consultants of Yuhan, on the other hand, or (ii) made solely by Processa, its employees, agents, and consultants by using or referencing Yuhan Intellectual Property or Joint Inventions, in each case ((i) and (ii)) on the basis of each Party having an undivided interest in the whole (“Joint Inventions”). Joint Inventions may only be used in accordance with and subject to the terms and conditions of this Agreement.

(c)       Inventorship. For purposes of determining whether an invention is a Processa Sole Invention, a Yuhan Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent Laws.

8.2       Prosecution and Maintenance of Patent Rights.

(a)       Prosecution of Yuhan Patent Rights. With respect to Yuhan Patent Rights, Yuhan and Processa shall cooperate in good faith in connection with the continued prosecution and maintenance by Processa of such Yuhan Patent Rights in any countries in the Territory (including South Korea). Processa shall control prosecution and maintenance of such Yuhan Patent Rights. The out-of-pocket costs and expenses incurred by Processa after the Effective Date to obtain, prosecute and maintain Yuhan Patent Rights shall be borne one hundred percent (100%) by Processa. Processa shall file international patent applications, or designate for national filing and file, in all countries selected by Processa taking into account, in good faith, any comments from Yuhan. Yuhan shall promptly (as soon as commercially practicable) deliver to Processa copies of all official correspondence, on an “as-is” basis, existing as of the Effective Date with the applicable patent and trademark offices in the Territory relating to the Yuhan Patent Rights and, after the Effective Date Processa shall promptly provide Yuhan drafts of all proposed filings and correspondence to any patent authority with respect to the Yuhan Patent Rights for Yuhan’s review and comment prior to the submission of such proposed filings and correspondences. Processa shall keep Yuhan informed of the status of all pending patent applications that pertain to any Compound or Product. Processa, its agents and attorneys shall not unreasonably decline to implement or incorporate any comments of Yuhan regarding any aspect of such patent prosecutions. Processa shall not abandon any Yuhan Patent Rights (the “Abandoned Patents”) without at least ninety (90) days’ prior notice to Yuhan. If Processa decides to abandon any Yuhan Patent Rights, Yuhan shall have the option to continue to prosecute and maintain the Abandoned Patents in Yuhan’s name and at Yuhan’s sole expense.

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(b)       Prosecution of Joint Patent Rights. Processa shall be responsible for obtaining, prosecuting, and/or maintaining patents and patent applications, in any countries in the Territory (including South Korea), Covering Joint Inventions (“Joint Patent Rights”). Processa shall control prosecution and maintenance of such Joint Patent Rights. The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain Joint Patent Rights shall be borne one-hundred percent (100%) by Processa. Processa shall promptly provide Yuhan drafts of all proposed filings and correspondence to any patent authority with respect to the Joint Patent Rights for Yuhan’s review and comment (which comments shall be considered reasonably and in good faith) prior to the submission of such proposed filings and correspondences. Processa shall keep Yuhan informed of the status of all pending Joint Patent Rights. Processa, its agents and attorneys shall not unreasonably decline to implement or incorporate any comments of Yuhan regarding any aspect of such patent prosecutions. Processa shall not abandon any Joint Patent Right without at least ninety (90) days’ prior notice to Yuhan. If Processa decides to abandon any Joint Patent Right, Yuhan shall have the option to continue to prosecute and maintain such Joint Patent Right jointly in both Parties’ names, at Yuhan’s sole expense.

(c)       Prosecution of Processa Patent Rights. Processa has the sole right, but not the responsibility, to obtain, prosecute, and/or maintain the Processa Patent Rights. Processa shall keep Yuhan informed of the status of all pending Processa Patent Rights. Processa shall promptly provide Yuhan drafts of all proposed filings and correspondence to any patent authority with respect to the Processa Patent Rights for Yuhan’s review and comment (which comments shall be considered reasonably and in good faith) prior to the submission of such proposed filings and correspondences. Processa, its agents and attorneys shall not unreasonably decline to implement or incorporate any comments of Yuhan regarding any aspect of such patent prosecutions. Processa shall not abandon any Processa Patent Right without at least ninety (90) days’ prior notice to Yuhan. If Processa decides to abandon any Processa Patent Right, Yuhan shall have the option to continue to prosecute and maintain such Processa Patent Right jointly in both Parties’ names, at Yuhan’s sole expense.

(d)       Cooperation. Each Party agrees to cooperate fully in the preparation, filing, prosecution, and maintenance of Yuhan Patent Rights, Joint Patent Rights, and Processa Patent Rights, pursuant to this Section 8.2 and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates, pediatric extensions, and their equivalent with respect thereto. Such cooperation includes: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by this Section 8.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, or maintenance of any such patent applications.

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8.3       Third Party Infringement.

(a)       Notice. Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the Yuhan Patent Rights, Processa Patent Rights or Joint Patent Rights, or (ii) unauthorized use or misappropriation of any of the Yuhan Know-How, Processa Sole Invention or Joint Inventions, in the case of either clause (i) or clause (ii), that could reasonably be expected to impact the (A) Development, Manufacture, use or Commercialization of a Compound or Product, or (B) scope of the rights licensed to such Party under ARTICLE II (an “Infringement Claim”), of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such Infringement Claim.

(b)       Initial Right to Enforce.

(i)       Enforcement by Processa. Subject to Section 8.3(c)(i), Processa (itself or through its Affiliate or Sublicensee) shall have the first right, but not the obligation, to initiate a suit, or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the Yuhan Intellectual Property and Joint Intellectual Property with respect to an Infringement Claim anywhere in the Territory and the Processa Intellectual Property with respect to an Infringement Claim anywhere in the world; provided, however, that Processa shall (x) consult with Yuhan in good faith with respect to any claim that any Yuhan Patent Right, Processa Patent Right in South Korea or Joint Patent Right is invalid or unenforceable and (y) implement any reasonable comment from Yuhan regarding any aspect of defending against any such claim described in clause (x). Any such suit by Processa shall be brought either in the name of Yuhan or its Affiliate, the name of Processa or its Affiliate, or the names of Processa, Yuhan and their respective Affiliates, as may be required by the Law of the forum. For this purpose, Yuhan shall execute such legal papers and cooperate in the prosecution of such suit, including providing full access to documents, information and witnesses as reasonably requested by Processa in connection with such suit, as may be reasonably requested by Processa; provided that Processa shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Yuhan in connection with such cooperation. For clarity, as between Yuhan and Processa, (A) Yuhan shall have the sole right, but not the obligation, to protect Yuhan Intellectual Property against any suspected misappropriation or infringement that does not constitute an Infringement Claim and (B) the Parties shall jointly determine by mutual agreement whether and how to protect Joint Intellectual Property against any suspected misappropriation or infringement that does not constitute an Infringement Claim, and the provisions of this ARTICLE VIII shall not apply with respect thereto.

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(ii)       Enforcement by Yuhan. Subject to Section 8.3(c)(ii), Yuhan (itself or through its Affiliate) shall have the first right, but not the obligation, to initiate a suit, or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the Yuhan Intellectual Property and Joint Intellectual Property with respect to an Infringement Claim in South Korea; provided, however, that Yuhan shall (x) consult with Processa in good faith with respect to any claim that any Yuhan Patent Right or Joint Patent Right is invalid or unenforceable and (y) implement any reasonable comment from Processa regarding any aspect of defending against any such claim described in clause (x). Any such suit by Yuhan shall be brought either in the name of Yuhan or its Affiliate, the name of Processa or its Affiliate, or the names of Processa, Yuhan and their respective Affiliates, as may be required by the Law of the forum. For this purpose, Processa shall execute such legal papers and cooperate in the prosecution of such suit, including providing full access to documents, information and witnesses as reasonably requested by Yuhan in connection with such suit, as may be reasonably requested by Yuhan; provided that Yuhan shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Processa in connection with such cooperation. For clarity, as between Yuhan and Processa, (A) Yuhan shall have the sole right, but not the obligation, to protect Yuhan Intellectual Property in the Territory and (B) the Parties shall jointly determine by mutual agreement whether and how to protect Joint Intellectual Property against any suspected misappropriation or infringement that does not constitute an Infringement Claim, and the provisions of this ARTICLE VIII shall not apply with respect thereto.

(c)       Step-In Right.

(i)       Step-In by Yuhan. If Processa does not initiate a suit or take other appropriate action that it has the initial right to initiate or take with respect to an Infringement Claim pursuant to Section 8.3(b)(i) related to the Yuhan Intellectual Property and Joint Intellectual Property in the Territory or related to the Processa Intellectual Property anywhere in the world, then Yuhan may, in its discretion, provide Processa with notice of Yuhan’s intent to initiate a suit or take other appropriate action. If Yuhan provides such notice and Processa does not initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from Yuhan, then Yuhan shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Yuhan Intellectual Property, Joint Intellectual Property or Processa Intellectual Property. Any suit by Yuhan shall be either in the name of Yuhan or its Affiliate, the name of Processa or its Affiliate, or the names of Processa, Yuhan, and their respective Affiliates, as may be required by the Law of the forum. For this purpose, Processa shall execute such legal papers and cooperate in the prosecution of such suit, including providing full access to documents, information and witnesses as reasonably requested by Yuhan in connection with such suit, as may be reasonably requested by Yuhan; provided that Yuhan shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Processa in connection with such cooperation.

(ii)       Step-In by Processa. If Yuhan does not initiate a suit or take other appropriate action that it has the initial right to initiate or take with respect to an Infringement Claim pursuant to Section 8.3(b)(ii), then Processa may, in its discretion, provide Yuhan with notice of Processa’s intent to initiate a suit or take other appropriate action. If Processa provides such notice and Yuhan does not initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from Processa, then Processa shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Processa Intellectual Property and Joint Intellectual Property with respect to an Infringement Claim. Any suit by Processa shall be either in the name of Yuhan or its Affiliate, the name of Processa or its Affiliate, or the names of Processa, Yuhan, and their respective Affiliates, as may be required by the Law of the forum. For this purpose, Yuhan shall execute such legal papers and cooperate in the prosecution of such suit, including providing full access to documents, information and witnesses as reasonably requested by Processa in connection with such suit, as may be reasonably requested by Yuhan; provided that Processa shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Yuhan in connection with such cooperation.

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(d)       Conduct of Certain Actions; Costs. The Party initiating suit or taking other action with respect to an Infringement Claim shall have the sole and exclusive right to select counsel for, and otherwise control, any suit or action initiated by it pursuant to Section 8.3(b) or Section 8.3(c). The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to Sections 8.3(b) and 8.3(c), including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate, but not control, and be represented in, any such suit by its own counsel at its own expense.

(e)       Recoveries. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any damages, settlements, accounts of profits, or other financial compensation recovered from a Third Party by the Party that assumes control over enforcing any Infringement Claim shall be allocated between the Parties as follows:

(i)       first, to reimburse the Parties’ actual out-of-pocket expenses (including reasonable counsel fees and expenses) incurred in pursuing such Infringement Claim;

(ii)       second, if Processa controlled the assertion of the Infringement Claim, (1) any remaining amount that represents compensatory damages relating to any Compound or Product Commercialized in the Territory other than South Korea (including lost sales or lost profits) shall be deemed Net Sales of Processa less an amount equal to Royalty payments to Yuhan on such deemed Net Sales in accordance with the Royalty provisions of Section 7.5, which amount shall be paid to Yuhan, and (2) any remaining amount that represents compensatory damages relating to any Compound or Product Commercialized in South Korea (including lost sales or lost profits) shall be deemed Net Sales of Yuhan less an amount equal to Royalty payments to Processa on such deemed Net Sales in accordance with the Royalty provisions of Section 2.1(b), which amount shall be paid to Processa; and any remaining amount that represents punitive damages shall be shared equally by the Parties; and

(iii)       third, if Yuhan controlled the assertion of the Infringement Claim, any remaining amount following reimbursement of expenses under clause 8.3(e)(i) shall be retained by Yuhan.

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8.4       Patent Invalidity Claim. Each of the Parties shall promptly notify the other in the event of any legal or administrative action by any Third Party against a Yuhan Patent Right, Processa Patent Right or Joint Patent Right of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. Processa shall have the first right, but not the obligation, to defend against any such action involving a Yuhan Patent Right, Processa Patent Right or Joint Patent Right, and the costs of any such defense shall be at Processa’s expense. If Processa does not defend against any such action involving such Yuhan Patent Right, Processa Patent Right or Joint Patent Right, then Yuhan shall have the right, but not the obligation, to defend such action and any such defense shall be at Yuhan’s expense. Upon request of the Party that defends against any such action involving a Yuhan Patent Rights, Processa Patent Right or Joint Patent Right, the other Party agrees to join in any such action and to cooperate reasonably with the defending Party, including providing full access to documents, information and witnesses as reasonably requested by the defending Party in connection with such action, provided that the defending Party shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by the other Party in connection with such cooperation.

8.5       Claimed Infringement. Each of the Parties shall promptly notify the other in the event a Party becomes aware that the practice by either Party of the Yuhan Patent Rights infringes, or is suspected or alleged to infringe, the intellectual property rights of any Third Party in the Territory, and shall promptly provide the other Party with any notice it receives or has received from a Third Party related to such suspected, alleged or actual infringement.

8.6       Patent Term Extensions. Processa shall have the exclusive right and obligation to seek patent term extensions or supplemental patent protection, including supplementary protection certificates, in each country in the Territory in relation to the Products at Processa’s expense. Yuhan and Processa shall cooperate in connection with all such activities, and Processa, its agents and attorneys will give due consideration to all timely suggestions and comments of Yuhan regarding any such activities; provided that all final decisions shall be made by Processa.

8.7       Patent Marking. Processa shall comply with the patent marking statutes in each country in the Territory in which any Product is sold by Processa, its Affiliates, or its Sublicensees. Yuhan shall comply with the patent marking statutes in South Korea for any Product that is sold by Yuhan, its Affiliates, or its Sublicensees.

8.8       Certification under Drug Price Competition and Patent Restoration Act.

(a)       Notice. If a Party becomes aware of any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) or 355(j)(2)(A)(vii)(IV) or its successor provisions, or any similar provision in any country other than the U.S., claiming that any Yuhan Patent Rights, Processa Patent Rights or Joint Patent Rights are invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import or sale of a product by a Third Party (a “Paragraph IV Claim”), such Party shall promptly notify the other Party in writing within five (5) Business Days after its receipt thereof.

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(b)       Control of Response; Recoveries. Processa shall have the first right, but not the obligation, to initiate and control patent infringement litigation for any Paragraph IV Claim; provided, however, that Processa shall (i) consult with Yuhan in good faith with respect to any claim that any Yuhan Patent Right, Processa Patent Right or Joint Patent Right is invalid or unenforceable and (ii) implement any comment from Yuhan regarding any aspect of defending against any such claim. Any suit by Processa shall be brought either in the name of Yuhan or its Affiliate, the name of Processa or its Affiliate, or the names of Processa, Yuhan, and their respective Affiliates, as may be required by the Law of the forum. For this purpose, Yuhan shall execute such legal papers and cooperate in the prosecution of such suit, including providing full access to documents, information and witnesses, as may be reasonably requested by Processa; provided that Processa shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Yuhan in connection with such cooperation. If Processa elects not to assume control over litigating any Paragraph IV Claim, Processa shall notify Yuhan as soon as practicable but in any event not later than ten (10) days before the first action required to litigate such Paragraph IV Claim so that Yuhan may, but shall not be required to, assume sole control over litigating such Paragraph IV Claim using counsel of its own choice. Any suit by Yuhan shall be either in the name of Yuhan or its Affiliate, the name of Processa or its Affiliate, or the names of Processa, Yuhan, and their respective Affiliates, as may be required by the Law of the forum. For this purpose, Processa shall execute such legal papers and cooperate in the prosecution of such suit, including providing full access to documents, information and witnesses, as may be reasonably requested by Yuhan; provided that Yuhan shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Processa in connection with such cooperation. Any compensation recovered as a result of such litigation shall be allocated as set forth in Section 8.3(e) above.

8.9       Privileged Communications. In furtherance of this Agreement, it is expected that Processa and Yuhan will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters, and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between Yuhan and Processa, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of Yuhan Patent Rights, Processa Patent Rights and Joint Patent Rights.

8.10       Settlement. Neither Party shall unilaterally enter into any settlement or compromise of any suit, action or proceeding under this ARTICLE VIII that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld or delayed.

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ARTICLE IX
CONFIDENTIAL INFORMATION

9.1       Treatment of Confidential Information. During the Term and for five (5) years thereafter, each Party shall maintain Confidential Information (as defined in Section 9.2) of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for agents, directors, officers, employees, consultants, subcontractors, licensees, sublicensees, partners, Affiliates, and advisers who have a need to know such information to perform obligations or exercise rights on behalf of such Party (collectively, “Agents”) under obligations of confidentiality no less stringent than those set forth in this ARTICLE IX) or use it for any purpose other than in connection with the Development, Manufacture, use or Commercialization of Compounds or Products pursuant to this Agreement or otherwise to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations hereunder, and each Party shall exercise Commercially Reasonable Efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Agents, which efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information, and in any event no less than reasonable efforts. Each Party will be responsible for any breach of this ARTICLE IX by its Agents. Either receiving Party may disclose Confidential Information of the disclosing Party (a) to Governmental Authorities in order to comply with applicable Laws, respond to inquiries, requests or investigations by Governmental Authorities, including filing, prosecuting or maintaining Patent Rights as permitted by this Agreement; (b) to comply with the regulations or requirements of any stock exchange; (c) to the extent useful to Develop, Manufacture, use or Commercialize any Compound or Product, including making regulatory filings for any Compound or Product, in accordance with this Agreement; (d) to the extent necessary or useful in order to defend or prosecute litigation; and (e) to potential and actual bona fide investors, acquirors and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration; provided that (x) with respect to any disclosure in accordance with Section 9.1(a), (b) or (d), the receiving Party shall promptly provide prior notice of such disclosure to the disclosing Party and use Commercially Reasonable Efforts to avoid or minimize the degree of such disclosure, (y) with respect to any disclosure in accordance with Section 9.1(a) or (d), the receiving Party will use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (z) with respect to any disclosure in accordance with Section 9.1(e),the receiving Party shall obtain the same confidentiality obligations from any Third Parties to which it discloses the Confidential Information of the disclosing Party as it obtains with respect to its own similar types of confidential information, and in any event such obligations shall be no less stringent than those set forth in this ARTICLE IX.

9.2       Confidential Information. “Confidential Information” means all trade secrets or other proprietary information, including any proprietary data and materials (whether or not patentable or protectable as a trade secret), that is disclosed by a Party to the other Party. All information disclosed prior to the Effective Date by Yuhan and/or Yuhan’s Affiliate to Processa pursuant to the Confidentiality Agreement effective as of April 22, 2020, as amended through the Effective Date (the “Confidentiality Agreement”), shall be deemed “Confidential Information” of Yuhan. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

(a)       either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by a Third Party without any violation of any obligation to the other Party; or

(b)       either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Agents; or

(c)       is independently developed by or for the receiving Party without reference to or reliance upon the disclosing Party’s Confidential Information as demonstrated by contemporaneous written records of the receiving Party.

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9.3       Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of clinical trials of pharmaceutical products. Accordingly, subject to coordination through designated representatives of each Party, Processa shall be free to publicly disclose the results of clinical trials involving Compounds or Products, subject to prior review by Yuhan for issues of patentability and protection of its Confidential Information, in a manner consistent with all Laws applicable to Processa and best industry practices. In addition, if Processa intends to publish articles in scientific or medical journals or to make presentations of the results of clinical trials involving Compounds or Products, Processa shall provide Yuhan through the designated representatives of each Party at its earliest opportunity with any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development of any Compound or Product. Yuhan shall respond promptly through its designated representative, and in any event no later than thirty (30) days after receipt of such proposed publication or presentation, or such shorter period as may be required by the publication. If timely requested by Yuhan, Processa agrees to allow a reasonable period (not to exceed sixty (60) days) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of Yuhan. In addition, Processa will consider in good faith any comments furnished by Yuhan to Processa during such period. Processa shall be responsible to assure that its Affiliates and licensees agree to, and comply with, equivalent undertakings in favor of Yuhan. Yuhan and its Affiliates may make any publication or public disclosure of any data concerning the Compounds or Products that existed as of the Effective Date, provided that Yuhan provides Processa at least thirty (30) days (or such shorter period as may be required by the publication) to review such publication or public disclosure, allows a reasonable period (not to exceed sixty (60) days) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of Processa, and reasonably considers any timely comments provided by Processa with respect to such publication or public disclosure. Yuhan shall not, and shall cause each of its Affiliates, licensees, and sublicensees not to, make any other publications or public disclosures regarding the Compounds or Products without Processa’s prior written consent. If Processa consents to Yuhan making such publications, Yuhan shall provide Processa a reasonable opportunity to comment on any such publications and such comments shall not be unreasonably rejected. All publications involving Compounds or Products shall include appropriate acknowledgement consistent with standard scientific practice of any contributions of each Party to the results being publicly disclosed.

9.4       Press Releases and Other Disclosures. The Parties recognize that each Party may from time to time desire to issue press releases and make other public statements or disclosures regarding the subject matter of this Agreement. In such event, the Party desiring to issue a press release or make a public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance (except that neither Party shall have any obligation to disclose or approve the disclosure of Confidential Information except to the extent required or permitted pursuant to this ARTICLE IX). No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party. Once any public statement or disclosure has been approved in accordance with this Section 9.4, then either Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding the foregoing provisions of this Section 9.4 this ARTICLE IX, a Party may (a) disclose the existence and terms of this Agreement where required, as reasonably determined by the disclosing Party, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court and (b) disclose the existence and terms of this Agreement under obligations of confidentiality no less stringent than those set forth in this ARTICLE IX to agents, advisors, contractors, licensees, sublicensees, and bona fide investors, acquirors and other financial or commercial partners, and to potential agents, advisors, contractors, licensees, sublicensees, and bona fide investors, acquirors and other financial or commercial partners. To the extent a Party determines in good faith that it is required by applicable Law to publicly file, register or notify this Agreement with a Governmental Authority, including public filings pursuant to securities Laws, it shall provide a proposed redacted form of the Agreement to the other Party a reasonable amount of time prior to filing for the other Party to review such draft and propose changes to such proposed redactions. The Party making such filing, registration or notification shall incorporate any proposed changes timely requested by the other Party, absent a reasonable basis for not making such changes, and shall use Commercially Reasonable Efforts to seek confidential treatment for any terms that the other Party timely requests be kept confidential, to the extent such confidential treatment is reasonably available consistent with applicable Law. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration, or notification.

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9.5       Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this ARTICLE IX. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this ARTICLE IX.

ARTICLE X
REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1       Yuhan’s Representations. Yuhan hereby represents and warrants as of the Effective Date as follows:

(a)       Yuhan has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of Yuhan. Yuhan has taken all other action required by Law, its certificate of incorporation or by-laws, or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery, and performance. Assuming due authorization, execution, and delivery on the part of Processa, this Agreement constitutes a legal, valid, and binding obligation of Yuhan, enforceable against Yuhan in accordance with its terms.

(b)       The execution and delivery of this Agreement by Yuhan do not require Yuhan to obtain any permit, authorization or consent from any Governmental Authority or from any other Person which has not been obtained prior to the Effective Date, and such execution and delivery by Yuhan will not result in the breach of or give rise to any termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which Yuhan may be a party that relates to the Yuhan Patent Rights or the Yuhan Know-How.

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(c)       Schedule 1.57 is a complete and correct list of all Patent Rights owned by Yuhan as of the Effective Date that Cover any Compound or Product. No Patent Right that covers any Compound or Product has been licensed to Yuhan.

(d)       Yuhan is the legal and beneficial owner of all the Patent Rights identified on Schedule 1.57. To Yuhan’s knowledge, all assignments to Yuhan of ownership rights relating to such Patent Rights are valid and enforceable and free and clear of any liens, security interests or other similar encumbrances that would impair or limit the license rights granted under this Agreement. All of the Patent Rights listed identified on Schedule 1.57 that are issued patents are in full force and effect, and all applicable filing, maintenance and other fees required to be paid to a patent office with respect to the Patent Rights listed identified on Schedule 1.57 have been timely paid. Yuhan has the right to grant the licenses granted by it in this Agreement and has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Yuhan Intellectual Property in a manner that conflicts with any rights granted to Processa hereunder.

(e)       There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, regulatory, or otherwise, in law or in equity, pending or, to Yuhan’s knowledge, threatened against Yuhan in connection with the Compounds or Products or any Yuhan Patent Rights, Yuhan Know-How or against or relating to the transactions contemplated by this Agreement. Yuhan has not received any written notice from a Third Party that the Development of any Compound or Product conducted by Yuhan has infringed or misappropriated, or that any Development or Commercialization of any Compound or Product will infringe or misappropriate, any Patent Rights or Know-How of any Third Party.

(f)       No claim or action has been brought or, to Yuhan’s knowledge, threatened by any Third Party alleging that the Yuhan Patent Rights are invalid or unenforceable, and no Yuhan Patent Rights are the subject of any litigation, interference, post-grant review, opposition, cancellation or other proceeding challenging the validity or enforceability of the Yuhan Patent Rights.

(g)       Neither Yuhan nor, to the knowledge of Yuhan, any of its directors, officers, employees, agents or subcontractors has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result, in debarment by the FDA under 21 U.S.C. § 335a or any similar state or foreign Law.

10.2       Processa’s Representations. Processa hereby represents and warrants as of the Effective Date as follows:

(a)       Processa has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of Processa. Processa has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the Development, Manufacture, use and Commercialization of Compounds and Products) performance. Assuming due authorization, execution, and delivery on the part of Yuhan, this Agreement constitutes a legal, valid, and binding obligation of Processa, enforceable against Processa in accordance with its terms.

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(b)       The execution and delivery of this Agreement by Processa will not violate any U.S. Law or, to Processa’s knowledge, any Law of any Governmental Authority outside the U.S.

(c)       There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Processa, threatened against Processa in connection with or relating to the transactions contemplated by this Agreement.

(d)       The execution and delivery of this Agreement do not require Processa to obtain any permit, authorization or consent from any Governmental Authority or from any other Person, and such execution and delivery by Processa will not result in the breach of or give rise to any termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which Processa may be a party that relates to the Products, Processa Patent Rights or Processa Know-How.

(e)       Neither Processa nor, to the knowledge of Processa, any of its directors, officers, employees, agents or subcontractors has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result, in debarment by the FDA under 21 U.S.C. § 335a or any similar state or foreign Law.

10.3       Yuhan Covenants. Yuhan covenants and agrees during the Term that, subject to Processa’s, its Affiliates’ and Sublicensees’ performance of their obligations under this Agreement:

(a)       Yuhan shall not grant to any Third Party any rights that would be inconsistent or conflict with Processa’s rights hereunder.

(b)       Subject to Section 13.7, Yuhan shall not assign, transfer, convey, or otherwise encumber its right, title, and interest in the Yuhan Intellectual Property in a manner that conflicts with any rights granted to Processa hereunder.

10.4       Processa Covenants.

(a)       Processa shall conduct, and shall cause its contractors and consultants to conduct, all of their activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted, including applicable requirements of “good laboratory practices,” “good clinical practices,” and “good manufacturing practices,” as applicable, as defined by the FDA.

(b)       Subject to Section 13.7, Processa shall not assign, transfer, convey, or otherwise encumber its right, title, and interest in the Processa Intellectual Property in a manner that conflicts with any rights granted hereunder to Yuhan upon termination.

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10.5       No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. IN PARTICULAR, BUT WITHOUT LIMITATION, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY CONCERNING WHETHER ANY OF THE COMPOUNDS OR PRODUCTS ARE FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE XI
INDEMNIFICATION

11.1       Indemnification in Favor of Yuhan. Processa shall indemnify, defend and hold harmless the Yuhan Parties from and against any and all Losses incurred, suffered or sustained by any of the Yuhan Parties or to which any of the Yuhan Parties becomes subject as a result of any Third Party claim, action, suit, proceeding, liability or obligation (which in no event includes any claim by any Processa Party or any Yuhan Party) (collectively, “Third Party Claims”) arising out of, relating to or resulting from:

(a)       any misrepresentation or breach of any representation, warranty, covenant or agreement made by Processa in this Agreement; or

(b)       the Development Manufacture or Commercialization of Compounds or Products by Processa, its Affiliates or Sublicensees, including all Third Party Claims involving death or bodily injury caused or allegedly caused by the use of such a Compound or Product, and even if such a Compound or Product is altered for use for a purpose not intended (any and all such Third Party Claims “Product Liability Claims”); or

(c)       any actual or alleged infringement of any trademark, Patent Right or other intellectual property right, or misappropriation of any trade secret, of any Third Party as a result of the Development, Manufacture or Commercialization of Compounds or Products by Processa, its Affiliates or Sublicensees; or

(d)       the gross negligence or willful misconduct of any of the Processa Parties (as hereinafter defined) in connection with Processa’s performance of this Agreement.

For purposes of this ARTICLE XI, “Yuhan Parties” means Yuhan, its Affiliates and their respective agents, directors, officers, licensees, sublicensees and employees.

The indemnification obligations set forth in this Section 11.1 shall not apply to the extent that any Loss is the result of (i) a breach of any representation, warranty, covenant, or agreement made by Yuhan in this Agreement or (ii) the gross negligence or willful misconduct of any applicable Yuhan Party.

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11.2       Indemnification in Favor of Processa. Yuhan shall indemnify, defend and hold harmless the Processa Parties from and against any and all Losses incurred, suffered or sustained by any of the Processa Parties or to which any of the Processa Parties becomes subject as a result of any Third Party Claim arising out of, relating to or resulting from:

(a)       any misrepresentation or breach of any representation, warranty, covenant or agreement made by Yuhan in this Agreement; or

(b)       the Development, Manufacture or Commercialization of Compounds or Products by Yuhan, its Affiliates, licensees (excluding Processa) or sublicensees prior to the execution of this Agreement and after any termination of this Agreement, including all Product Liability Claims arising out of any such pre-Agreement, post-termination Development, Manufacture or Commercialization by Yuhan, its Affiliates, licensees (excluding Processa) or sublicensees; or

(c)       any actual or alleged infringement of any trademark, Patent Right or other intellectual property right, or misappropriation of any trade secret, of any Third Party as a result of the Development, Manufacture or Commercialization of Compounds or Products by Yuhan, its Affiliates, licensees (excluding Processa) or sublicensees prior to the execution of this Agreement and after any termination of this Agreement; or

(d)       the gross negligence or willful misconduct of any of the Yuhan Parties in connection with Yuhan’s performance of this Agreement.

For purposes of this ARTICLE XI, “Processa Parties” means Processa, its Affiliates and their respective agents, directors, officers, licensees, sublicensees and employees.

The indemnification obligations set forth in this Section 11.2 shall not apply to the extent that any Loss is the result of (i) a breach of any representation, warranty, covenant, or agreement made by Processa in this Agreement, or (ii) the gross negligence or willful misconduct of any applicable Processa Party.

11.3       General Indemnification Procedures.

(a)       A Yuhan Party or Processa Party seeking indemnification pursuant to this ARTICLE XI (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, shall give the Indemnifying Party such information with respect to any indemnified matter as the Indemnifying Party may reasonably request, and shall not make any admission concerning any Third Party Claim, unless such admission is required by applicable Law or legal process, including in response to questions presented in depositions or interrogatories. Any admission made by the Indemnified Party or the failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the ability of the Indemnifying Party to defend such Third Party Claim is prejudiced thereby (and no admission required by applicable Law or legal process shall be deemed to result in prejudice). The Indemnifying Party shall assume and conduct the defense of such Third Party Claim, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Subject to the initial and continuing satisfaction of the terms and conditions of this ARTICLE XI by the Indemnifying Party, the Indemnifying Party shall have full control of such Third Party Claim, including settlement negotiations and any legal proceedings. If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 11.3, the Indemnified Party may defend the Third Party Claim. If both Parties are Indemnifying Parties with respect to the same Third Party Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of commencement or assertion of such Third Party Claim (or such lesser period of time as may be required to respond properly to such claim), which Party shall assume the lead role in the defense thereof. Should the Indemnifying Parties be unable to mutually agree on which of them shall assume the lead role in the defense of such Third Party Claim, both Indemnifying Parties shall be entitled to participate in such defense through counsel of their respective choosing.

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(b)       Any Indemnified Party or Indemnifying Party not managing the defense of a Third Party Claim shall have the right to participate in (but not control), at its own expense (subject to the immediately succeeding sentence), the defense. The Indemnifying Party managing the defense shall not be liable for any litigation cost or expense incurred, without its consent, by the Indemnified Party where the action or proceeding is under the control of such Indemnifying Party; provided, however, that, if the Indemnifying Party managing the defense fails to take reasonable steps necessary to defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party managing the defense will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

(c)       The Indemnifying Party shall not, except with the consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment against, an Indemnified Party arising from any Third Party Claim to the extent such settlement or judgment involves equitable or other non-monetary relief from the Indemnified Party. No Party shall, without the prior written consent of the other Party or the Indemnified Party, enter into any compromise or settlement that commits the other Party or the Indemnified Party to take, or to forbear to take, any action.

(d)       The Parties shall cooperate in the defense or prosecution of any Third Party Claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that the Indemnifying Party shall reimburse the Indemnified Party for any out-of-pocket expenses actually and reasonably incurred in connection with any such cooperation.

(e)       Any indemnification hereunder shall be made net of any insurance proceeds actually recovered by the Indemnified Party from unaffiliated Third Parties; provided, however, that if, following the payment to the Indemnified Party of any amount under this ARTICLE XI, such Indemnified Party recovers any such insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such net indemnification payment) to the Indemnifying Party.

(f)       The Parties agree and acknowledge that the provisions of this ARTICLE XI represent the Indemnified Party’s exclusive recourse with respect to any Losses for Third Party Claims for which indemnification is provided to the Indemnified Party under this ARTICLE XI.

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11.4       Insurance. During the Term, for so long as a Third Party Claim may be brought for which Processa must indemnify Yuhan pursuant to Section 11.1, Processa shall obtain and maintain, at its sole cost and expense, product liability insurance in amounts that are reasonable and customary in the pharmaceutical industry, but in no event less than $5 million per occurrence or claim, and $10 million in the aggregate, or a comparable program of self-insurance. Such product liability insurance shall insure against all liability, including product liability and property damage arising out of the Development, use or Commercialization of Compounds and Products by Processa, its Affiliates, or Sublicensees in the Territory. Without limiting the generality of the foregoing, Processa shall maintain comprehensive general liability insurance, including product liability insurance, to cover its activities and, unless its Affiliates and Sublicensees maintain comparable coverage, the activities of its Affiliates and Sublicensees, with respect to Compounds and Products. Processa shall provide satisfactory evidence of adequate insurance coverage to Yuhan upon the request of Yuhan, and upon any cancellation, non-renewal, replacement, or material change in such insurance.

ARTICLE XII
TERM AND TERMINATION

12.1       Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this ARTICLE XII, shall continue in full force and effect until the expiration of the last Royalty Term. In the Territory, on a country-by-country and Product-by-Product basis, upon the expiration of the Royalty Term in such country with respect to such Product, Processa shall have a fully paid-up, perpetual, irrevocable, non-exclusive license under the Yuhan Intellectual Property and Yuhan’s interest in the Joint Intellectual Property with respect to such Product in such country.

12.2       Termination for Convenience. Processa shall have the right upon sixty (60) days prior written notice to Yuhan to terminate this Agreement in its entirety for any reason.

12.3       Termination for Cause. In the event of a material breach of this Agreement by a Party, the other Party may give the Party in default notice requiring it to cure such default, which notice shall specify the nature of the breach. If such material breach is not cured within forty-five (45) days after receipt of such notice (or within fifteen (15) days in the case of a payment breach), the notifying Party shall be entitled (without prejudice to any other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement by giving written notice to the defaulting Party. The right of either Party to terminate this Agreement as set forth in this Section 12.3 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

12.4       Additional Termination by Yuhan. In the event that Yuhan has provided written notice to Processa pursuant to Section 6.2, if Processa does not respond to Yuhan in writing within ninety (90) days of receipt of such notice from Yuhan and reasonably demonstrate in such response compliance with Processa’s obligations under Section 6.1, Yuhan shall be entitled (without prejudice to any other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement by giving written notice to Processa.

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12.5       Termination for Insolvency. This Agreement may be terminated by a Party upon written notice to the other Party if (a) the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (b) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of ninety (90) days or more; or (c) if the other Party by any act or omission shall consent to, approve of or acquiesce in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of ninety (90) days or more. Termination shall be effective upon the date specified in such notice.

12.6       Termination for Challenge of Patent Rights. If a Party or any of the Party’s Affiliates or Sublicensees commences an action in any court or tribunal of competent jurisdiction that challenges, opposes or disputes the validity, enforceability or patentability of any of the other Party’s Patent Rights that are the subject of this Agreement, or any of the claims thereof, or supports or assists any Third Party that commences such an action in any such court or tribunal, the other Party shall have the right to terminate this Agreement upon notice to the Party; provided, however, that the other Party shall not have a right to terminate if the challenge is brought by a Sublicensee, either directly or indirectly through any Third Party, and the Party or the Affiliate, as the case may be, terminates such Sublicensee’s sublicense rights hereunder within thirty (30) days after becoming aware of such challenge.

12.7       Consequences of Termination. If this Agreement (x) is terminated by Yuhan under Section 12.3, 12.4, 12.5 or 12.6, (y) is terminated by Processa under Section 12.2, or (z) is terminated by Processa under Section 12.3 or 12.5, then the licenses granted to Processa in Section 2.1 and, except as provided in this Section 12.7 and Sections 12.8 and 12.9 (and any Articles and Sections referenced therein), all other rights and obligations of the Parties under this Agreement shall terminate. Upon a termination described in clause (x) (but not clause (y) or (z)) of this Section 12.7, clause (a) shall apply, and, upon a termination described in clause (x) or (y) (but not clause (z)), Processa shall grant, and shall cause any applicable Affiliate to grant, Yuhan any combination of the following clauses (b) through (f) elected by Yuhan:

(a)       Sublicenses. Yuhan hereby grants, effective automatically upon any termination of this Agreement by Yuhan pursuant to Section 12.3, 12.4, 12.5 or 12.6, a direct license to each then-existing Sublicensee, provided that (i) such Sublicensee is not in breach under the applicable sublicense, (ii) such Sublicensee’s failure to comply with the terms of its sublicense or other actions or omissions were not a basis for such termination, and (iii) such Sublicensee continues to satisfy all obligations under this Agreement applicable to such sublicense, including the diligence obligations set forth in ARTICLE VI and all payment obligations under the then-existing Sublicensee agreement (except that such payments for the sublicenses shall be made directly to Yuhan), from and after the date that such direct license becomes effective. For clarity, Yuhan shall not be bound to any responsibility or liability of Processa under its sublicense agreements that has already accrued at the time of such termination of this Agreement by Yuhan pursuant to Section 12.3, 12.4, 12.5, or 12.6, or that is attributable to a period prior to such termination

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(b)       Regulatory Matters. Ownership of all filings with Regulatory Authorities in the Territory relating to Compounds and Products and Regulatory Approvals relating to Compounds and Products held Processa or its Affiliates or applicable Sublicensees, including related correspondence with Regulatory Authorities, and Processa shall provide copies thereof to Yuhan;

(c)       Pre-clinical and Clinical Matters. Possession of all pre-clinical and clinical data, including pharmacology and biology data, within the Processa Know-How and applicable Sublicensee Intellectual Property;

(d)       Manufacturing Matters. At Yuhan’s option, to be exercised no later than the later of (x) thirty (30) days after the Effective Date of termination or (y) thirty (30) days after Yuhan’s receipt of the applicable Manufacturing agreements,

(i)       use of Commercially Reasonable Efforts by Processa and its Affiliates and applicable Sublicensees to effect the assignment of each Manufacturing agreement specific and exclusive to Compounds or Products to Yuhan, if such agreement is then in effect and such assignment is permitted under such agreement or by the applicable Third Party; provided that Processa and its applicable Affiliates and applicable Sublicensees shall be released to the extent the applicable Third Party will permit from any obligation arising out of such agreement following such assignment and Yuhan shall execute such documentation reasonably satisfactory to Processa to effectuate such agreement; provided further that if any such agreement is specific but not exclusive to Compounds or Products, or is not assigned to Yuhan for any reason, Processa will discuss in good faith with Yuhan terms upon which Processa and its Affiliates and applicable Sublicensees shall use Commercially Reasonable Efforts to provide Yuhan with the benefits of such agreement to the extent it relates to Compounds or Products for a limited period of time (not to exceed six (6) months) and upon payment of a reasonably acceptable fee to Processa;

(ii)       for a period of up to six (6) months following the Effective Date of termination, (A) cooperation with Yuhan in reasonable respects to transfer Manufacturing documents and materials within the Processa Know-How and applicable Sublicensee Intellectual Property that are used (at the time of the termination) by Processa or its Affiliates or applicable Sublicensees exclusively in the Manufacture of Compounds and Products to the extent such Manufacturing documents and materials are not obtained by Yuhan pursuant to the assignment of agreements pursuant to paragraph (i) above, and (B) cooperation with Yuhan to provide Yuhan with reasonable access to and right to use such Manufacturing documents and materials in Processa’s or its Affiliates’ or applicable Sublicensees’ possession or Control to the extent they relate to, but are not used exclusively in, the Manufacture of Compounds and Products, subject to appropriate confidentiality and limitation on use protections applicable to for Manufacturing documents and materials;

(iii)       for a period of up to six (6) months following the Effective Date of termination, (A) cooperation with Yuhan in reasonable respects to transfer Manufacturing technologies within the Processa Intellectual Property and applicable Sublicensee Intellectual Property that are used (at the time of the termination) by Processa or its Affiliates or applicable Sublicensees exclusively in the Manufacture of Compounds and Products, and (B) cooperation with Yuhan to provide Yuhan with reasonable access to and right to use such Manufacturing technologies Controlled by Processa or its Affiliates (other than Processa Excluded Affiliates) or applicable Sublicensees to the extent they relate to, but are not used exclusively in, the Manufacture of Compounds and Products and that Processa or such Affiliates or Sublicensees are permitted to provide such access to Yuhan; provided that Yuhan shall reimburse Processa for Processa’s reasonable out-of-pocket expenses to provide such requested assistance, to the extent such Manufacturing technologies are not obtained by Yuhan pursuant to the assignment of agreements pursuant to paragraph (i) above; and

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(iv)       sale of Processa’s or its Affiliates’ or applicable Sublicensees’ then-existing inventory of Compounds and Products to Yuhan, at Processa’s or its applicable Affiliates’ or applicable Sublicensees’ cost of Manufacture, but only if the following conditions have been met: (A) such Compounds and Products meet the applicable release specifications; and (B) Processa does not reasonably believe the continued use of such Compounds and Products causes safety concerns;

(e)       License Grant. At Yuhan’s option, to be exercised by written notice to Processa no later than thirty (30) days after the Effective Date of termination, a worldwide license, with the right to sublicense, under the Processa Patent Rights, Processa Know-How, Processa’s interest in the Joint Intellectual Property, and applicable Sublicensee Intellectual Property, solely to make, have made, use, sell, offer for sale and import Compounds and Products in the Field that were Developed or Commercialized prior to the Effective Date of termination, which license would be, at Yuhan’s election, either (i) non-exclusive, fully paid-up, non-royalty-bearing, irrevocable and perpetual or (ii) exclusive and royalty-bearing subject to mutual agreement by Yuhan and Processa on commercially reasonable terms; provided that, notwithstanding the foregoing, with respect to any Processa Patent Rights or Processa Know-How that Processa acquired from a Third Party (by license or otherwise), or any applicable Sublicensee Intellectual Property that the applicable Sublicensee(s) acquired from a Third Party (by license or otherwise), Processa or the applicable Sublicensee(s) shall only be required to grant to Yuhan a license to such Processa Patent Rights, Processa Know-How or Sublicensee Intellectual Property to the extent permitted under the applicable agreement with such Third Party, and Yuhan shall pay Processa or such Sublicensee or such Third Party, as determined by Processa, any payment due to such Third Party relating to the Compounds and Products; provided further that Yuhan shall execute such documentation reasonably satisfactory to Processa to effectuate such agreement; and if the license granted to Yuhan is exclusive, Yuhan shall have the same enforcement rights with respect to any Processa Patent Rights and Patent Rights within the Sublicensee Intellectual Property that exclusively Cover Products that are licensed to Yuhan pursuant to this Section 12.7(e) as Processa has with respect to Infringement Claims pursuant to Section 8.3 (to the extent that Processa or the applicable Sublicensee(s) have such rights with respect to such Processa Patent Rights or Patent Rights within the Sublicensee Intellectual Property, as applicable), provided that any enforcement of Processa Patent Rights, Joint Patent Rights or Patent Rights within the Sublicensee Intellectual Property that Cover subject matter other than such Products shall be performed by Yuhan only with the consultation and prior agreement of Processa or the applicable Sublicensee, which such agreement shall not unreasonably withheld, delayed or conditioned.

(f)       Assignment of Trademarks. Assign to Yuhan all of Processa’s or its applicable Sublicensees’ right, title and interest in any trademark owned by Processa or its Affiliates or applicable Sublicensees and used solely in connection with the Products, along with all associated goodwill.

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12.8       Effect of Termination or Expiration; Accrued Rights and Obligations. Termination or expiration of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination or expiration, has already accrued or that is attributable to a period prior to such termination (including payment obligations accrued prior to the Effective Date of termination or expiration pursuant to ARTICLE VII) nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement.

12.9       Survival. The rights and obligations set forth in this Agreement shall extend beyond the Term or termination or expiration of this Agreement only to the extent expressly provided for in this Agreement or to the extent required to give effect to a termination or expiration of this Agreement or the consequences of a termination or expiration of this Agreement as expressly provided for in this Agreement. Without limiting the generality of the foregoing, it is agreed that the provisions of ARTICLE I, Sections 2.2, 2.3, 7.8 (only for thirty-six (36) months after expiration or termination), 7.9, 7.10, 7.11, 7.12, 8.1, 8.9, 9.1, 9.2, 9.5, 10.5, ARTICLE XI, and Sections 12.1 (last sentence as to any such license that became perpetual and irrevocable prior to expiration or termination), 12.7, 12.8, 12.9 and ARTICLE XIII shall survive expiration or termination of this Agreement for any reason.

ARTICLE XIII
MISCELLANEOUS

13.1       Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the state of New York, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction in the state court sitting in New York (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Either Party may serve any process required by such Courts by way of notice under this Agreement. Notwithstanding anything to the contrary in this Section 13.1, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through, or under such other Party, in any court of competent jurisdiction, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction, or similar equitable relief.

13.2       Dispute Resolution. In the event of a dispute arising out of or relating to this Agreement, either Party shall provide written notice of the dispute to the other, in which event the dispute shall be referred to the Senior Executives of each Party, for attempted resolution by good faith negotiations within twenty (20) days after such notice is received. In the event the Senior Executives do not resolve such dispute within the allotted twenty (20) days, either Party may, after the expiration of the twenty (20) day period, seek to resolve the dispute in accordance with Section 13.1.

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13.3       Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party to exercise or avail itself of any right, power, or privilege that it has or may have hereunder shall operate as a waiver of any right, power, or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

13.4       Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 13.4 and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile or other electronic transmission. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with confirmation of receipt, if transmitted by facsimile or other electronic transmission (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to Processa shall be addressed to:

Processa Pharmaceuticals, Inc.

7380 Coca Cola Drive, Suite 106

Hanover, MD 21076

Attn: Wendy Guy, Chief Administrative Officer

Email: wguy@processapharmaceuticals.com

Notices to Yuhan shall be addressed to:

Yuhan Corporation

74, Noryangjin-ro, Dongjak-gu

Seoul, Republic of Korea, 06927

Attention: Taejin Yoon, Head of Global Business Development

Email: tyoon@yuhan.co.kr

Facsimile: 82-2-828-0086

Yuhan Corporation

74, Noryangjin-ro, Dongjak-gu

Seoul, Republic of Korea, 06927

Attention: Han K. Kim, Head of Global Operations

Email: hkkim@yuhan.co.kr

Facsimile: 82-2-828-0086

Either Party may change its address by giving notice to the other Party in the manner provided above.

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13.5       Entire Agreement. This Agreement (including Schedules) contains the complete understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and writings between the Parties relating to such subject matter.

13.6       Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

13.7       Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that any Party may, without such consent, assign this Agreement, in whole or in part: (a) to any of its respective Affiliates, provided that such Affiliate has acknowledged and confirmed in writing that effective as of such assignment, such Affiliate shall be bound by this Agreement to the identical extent applicable to the assigning Party; or (b) to any successor in interest by way of merger, acquisition or sale of all or substantially all of its business or assets relating to the subject matter of this Agreement, provided that such successor (if the applicable Party is not the surviving entity in such transaction) agrees in writing to be bound by the terms of this Agreement to the identical extent applicable to the assigning Party. Any purported assignment in violation of this Section 13.7 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.8       Counterparts; Exchange by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and that together shall constitute one and the same instrument. Such counterparts may be exchanged by facsimile or PDF (provided that each executed counterpart is transmitted in one complete transmission or electronic mail message). Where there is an exchange of executed counterparts by facsimile or PDF, each Party shall be bound by the Agreement notwithstanding that original copies of the Agreement may not be exchanged immediately. The Parties shall cooperate after execution of the Agreement and exchange by facsimile or PDF to ensure that each Party obtains an original executed copy of this Agreement with reasonable promptness.

13.9       Force Majeure. No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to a pandemic, natural disaster, explosion, fire, flood, tornadoes, thunderstorms, earthquake, war, terrorism, riots, embargo, losses or shortages of power, labor stoppage, substance or material shortages, damage to or loss of product in transit not due to a failure by such Party or its Affiliates to exercise reasonable care, events caused by reason of Laws of any Governmental Authority, events caused by acts or omissions of a Third Party not induced or solicited by such Party or its Affiliates, or any other cause reasonably beyond the control of such Party or its Affiliates; provided that such Party uses Commercially Reasonable Efforts to overcome the difficulties created by such force majeure event and to resume performance of its obligations as soon as practicable.

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13.10       Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than a Yuhan Party or a Processa Party, as applicable, that is an Indemnified Party under ARTICLE XI, and no Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

13.11       Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party’s approval. For all purposes and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

13.12       Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

13.13       No Consequential or Punitive Damages. NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 13.13 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS, OR (B) DAMAGES TO WHICH A PARTY MAY BE ENTITLED FOR BREACH OF CONFIDENTIALITY AND LIMITATION ON USE OBLIGATIONS SET FORTH IN THIS AGREEMENT, OR (C) DAMAGES TO WHICH A PARTY MAY BE ENTITLED FOR THE WILLFUL MISCONDUCT, INTENTIONAL BREACH OR FRAUD OF THE OTHER PARTY.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have signed this License Agreement as of the Effective Date.

PROCESSA PHARMACEUTICALS, INC.		YUHAN CORPORATION

By:		By:
Name:	David Young	Name:	Jung Hee Lee
Title:	CEO	Title:	CEO and President

Signature Page to License Agreement

Schedule 1.10
Compound

(S)-N-(1-(2-((4-amino-3-nitrophenyl)amino)-6-propylpyrimidin-4-yl)pyrrolidin-3-yl)acetamide

Schedule 1.10-1

Schedule 1.49
Form of Share Issuance Agreement

SHARE ISSUANCE AGREEMENT

THIS SHARE ISSUANCE AGREEMENT (this “Agreement”), is made as of August 19, 2020, by and between Yuhan Corporation (the “Yuhan”), and Processa Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the entering into of this Agreement, the Company and Yuhan are entering into that certain License Agreement (the “License Agreement”);

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement and the License Agreement, the Company desires to issue to Yuhan, and Yuhan desires to acquire from the Company, at the Closing (as defined below) 250,000 shares (the “Initial Shares”) of the Company’s common stock (“Common Stock”) as the Upfront Fee (as defined in the License Agreement);

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement and the License Agreement, the Company will issue to Yuhan, and Yuhan will acquire from the Company, the Milestone Shares (as defined below) and the Additional Shares (as defined below);

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties, promises and obligations in the License Agreement and the following mutual representations, warranties, promises and obligations, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Yuhan and the Company agree as follows:

1.       Definitions.

1.1       Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” has the meaning set forth in the License Agreement.

“Agreement” means as set forth in the Preamble, including all exhibits, schedules and appendices attached hereto.

“Beneficially Own” or “Beneficially Owned”, and words of similar import have the meaning assigned to such terms pursuant to Rule 13d-3 under the Exchange Act.

“Business Day” has the meaning set forth in the License Agreement.

“Common Stock Equivalents” means any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock.

“Contract” means, with respect to any Person, any written or oral contracts, agreements, deeds, mortgages, indentures, bonds, loans, leases, subleases, licenses, sublicense, statements of work, instruments, notes, commitments, commissions, undertakings, arrangements and understandings to which such Person is a party or by which any of its properties or assets are subject.

Schedule 1.49-1

“Development Milestone Payments” has the meaning set forth in the License Agreement.

“Disposition” or “Dispose of” means (a) pledge, sale, contract to sell, sale of any option or Contract to purchase, purchase of any option or Contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (b) swap, hedge, derivative instrument or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Common Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” has the meaning set forth in the License Agreement.

“IPO Price” means the price per share at which the Company sells its Common Stock in the Planned Public Offering to the public.

“Last Round Purchase Price” means the lowest price per share at which the Company sold its capital stock in any transaction(s) conducted with the principal purpose of raising capital that occurs after the date of this Agreement, pursuant to which the Company issues and sells shares of its capital stock for immediate cash proceeds. For avoidance of doubt, the Last Round Purchase Price shall not include shares issued pursuant to an equity compensation plan or in connection with a license or other transaction with a third party.

“Law” or “Laws” has the meaning set forth in the License Agreement.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

“Material Contract” means all Contracts that are required to be filed as exhibits by the Company with the SEC pursuant to Items 601(b)(4) and 601(b)(10) of Regulation S-K promulgated by the SEC.

“Milestone Shares” has the meaning set forth in the License Agreement.

“Organizational Documents” means (a) the Amended and Restated Certificate of Incorporation of the Company, as amended and restated from time to time and as in effect as of the date of this Agreement, and (b) the Bylaws of the Company as in effect as of the date of this Agreement.

“Party” means either Yuhan or Processa; “Parties” means both Yuhan and Processa.

Schedule 1.49-2

“Permitted Transferee” means an Affiliate of Yuhan; provided, however, that no such Person shall be deemed a Permitted Transferee for any purpose under this Agreement unless: (a) the Permitted Transferee, prior to or simultaneously with any Disposition, shall have agreed in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement as though it were Yuhan hereunder, and (b) Yuhan acknowledges that it continues to be bound by all restrictions and obligations set forth in this Agreement.

“Person” has the meaning set forth in the License Agreement.

“Planned Public Offering” has the meaning set forth in the License Agreement.

“Prospectus” means the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” means a registration effected by preparing and filing (a) a Registration Statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such Registration Statement, or (b) a Prospectus and/or Prospectus supplement in respect of an appropriate effective Registration Statement.

“Registrable Securities” means the Shares; provided, that any Shares will cease to be Registrable Securities when such Shares (without regard to any other shares owned) (A) have been sold or otherwise Disposed of or (B) may be sold under Rule 144 without regard to volume restrictions.

“Registration Statement” means a registration statement of the Company that covers the resale of any Registrable Securities pursuant to the provisions of Appendix 1 filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, financial information and all other material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act.

“Second Adjustment Target Share Amount” means a number of shares of Common Stock equal to the quotient of $2,000,000 divided by the lowest of (a) the VWAP Purchase Price, (b) the price per share at which Common Stock is sold in the Late Public Offering, and (c) the Last Round Purchase Price (if the Company executed a capital raising transaction in addition to the Late Public Offering), of the period after January 31, 2021 until the Late Public Offering.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the Initial Shares, the Additional Shares, and all Milestone Shares.

Schedule 1.49-3

“Shelf Registration Statement” means a “shelf” registration statement of the Company that covers all Registrable Securities (when and if issued, but not prior to such issuance) on Form S-3 and under Rule 415 under the Securities Act or, if the Company is not then eligible to file on Form S-3, on another eligible form under the Securities Act, such as Form S-1, or any successor rule that may be adopted by the SEC, including without limitation any such registration statement filed pursuant to Appendix 1 and all amendments and supplements to such “shelf” registration statement, including, post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (a) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (b) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Target Share Amount” means (i) if the Planned Public Offering has been consummated, a number of shares of Common Stock equal to the quotient of $2,000,000 divided by the IPO Price; provided, however, that the Target Share Amount shall be no less than 181,818 and (ii) if the Planned Public Offering has not been consummated, a number of shares of Common Stock equal to the quotient of $2,000,000 divided by the lowest of (a) the VWAP Purchase Price, (b) the Last Round Purchase Price as of January 31, 2021 (if the Company has executed a capital raising transaction), and (c) $8.00.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value-added, and other taxes imposed by a Governmental Authority, together with all interest, penalties and additions to tax imposed with respect thereto.

“Third Party” means any Person other than Yuhan, the Company, or any Affiliate of Yuhan or the Company.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE MKT, or, prior to consummation of the Planned Public Offering, the OTCQB® Market.

“Transactions” means the issuance of the Shares by the Company, and the acquisition of the Shares by Yuhan, in accordance with the terms hereof, and any other transactions contemplated by this Agreement and the License Agreement.

“Transaction Agreements” means this Agreement and the License Agreement.

“Underwriter” means, with respect any Underwritten Offering, a securities dealer(s) who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities.

“Underwritten Offering” means a public offering of securities Registered under the Securities Act in which an Underwriter participates in the distribution of such securities, including on a firm commitment basis for reoffer and resale to the public, including any such offering that is a “bought deal” or a block trade.

Schedule 1.49-4

“VWAP Purchase Price” means the volume-weighted average price of a share of Common Stock (weighted by the total daily trading volume for that day, as quoted on the electronic financial news service of Bloomberg L.P. or, if such quote is not then available, then on the electronic financial news service of Thomson Reuters) on the Trading Market over the most recent 45 days in which at least one share of Common Stock was traded.

2.       Purchase and Sale of Common Stock. Subject to the terms and conditions of this Agreement and the License Agreement, at the Closing, the Company shall issue to Yuhan and Yuhan shall acquire from the Company the Initial Shares.

3.       Closing Date; Deliveries.

3.1       Closing Date. The closing of the acquisition and issuance of the Initial Shares hereunder (the “Closing”) shall be held by electronic exchange of signature pages on the date within ten (10) Business Days following the effective date of the License Agreement or at such other time and date as the Parties may mutually agree in writing. The date the Closing occurs is hereinafter referred to as the “Closing Date.”

3.2       Deliveries. At the Closing, the Company shall deliver or cause to be delivered to Yuhan the Initial Shares in certificated form or maintained in restricted book-entry form at the Company’s transfer agent (at Yuhan’s cost). At any time Additional Shares or Milestone Shares are to be delivered pursuant to this Agreement, the Company shall deliver or cause to be delivered to Yuhan such Shares certificated form or maintained in restricted book-entry form at the Company’s transfer agent (at Yuhan’s cost).

4.       Adjustments.

4.1       Forfeiture of Initial Shares. In the event the Company consummates the Planned Public Offering at an IPO Price greater than $8.00, a number of Initial Shares equal to 250,000 minus the Target Share Amount shall be automatically forfeited. In the event of such forfeiture, Yuhan agrees to work in good faith with the Company to take any actions reasonably necessary to effect and document such forfeiture.

4.2       Issuance of Additional Shares on or before January 31, 2021. In the event the Company consummates the Planned Public Offering at an IPO Price less than $8.00, or if the Company does not consummate the Planned Public Offering on or before January 31, 2021, the Company shall, for no additional consideration, immediately issue a number of shares of Common Stock to Yuhan equal to the Target Share Amount minus 250,000.

4.3       Issuance of Additional Shares after January 31, 2021. In the event the Company does not consummate the Planned Public Offering on or before January 31, 2021, but consummates a capital raise for the up-list to Nasdaq or the NYSE pursuant to the sale of shares pursuant to the Form S-1 registration statement (the “Late Public Offering”) after January 31, 2021, the Company shall, for no additional consideration, immediately issue a number of shares of Common Stock to Yuhan equal to the Second Adjustment Target Share Amount minus the number of shares issued pursuant to Section 4.2 (if any) minus 250,000 (any shares of Common Stock issued pursuant to Section 4.2 or this Section 4.3, the “Additional Shares”).

Schedule 1.49-5

5.       Milestone Shares. The Company shall issue Milestone Shares to Yuhan on each date that a Development Milestone Payment is due pursuant to the License Agreement. If the Planned Public Offering has been consummated, the number of Milestone Shares shall be equal to the dollar amount set forth in the License Agreement applicable to the Development Milestone achieved divided by the VWAP Purchase Price as calculated on the date the Development Milestone Payment is due. If the Planned Public Offering has not been consummated, the number of Milestone Shares shall be equal to the dollar amount set forth in the License Agreement applicable to the Development Milestone achieved divided by the lesser of (i) the VWAP Purchase Price as calculated on the date the Development Milestone Payment is due and (ii) the Last Round Purchase Price (if applicable) as of the date the Development Milestone Payment is due.

6.       Representations and Warranties of the Company. The Company hereby represents and warrants to Yuhan that the following representations are true and complete as of the date hereof and as of the Closing, except as otherwise indicated herein or in a SEC Report (as defined below):

6.1       Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into this Agreement, to issue the Shares and to perform its obligations under and to carry out the Transactions contemplated by this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except whether the failure to so qualify or be in good standing would not, individually or in the aggregate, constitute a Material Adverse Effect. The Company is not in violation of, in conflict with, or in default under its Organizational Documents in any material respect. True and correct copies of the Organizational Documents, as in effect on the date of this Agreement, are attached as exhibits to the Company’s SEC Reports.

6.2       Authorization.

(a)       All requisite corporate action on the part of the Company required by applicable Law for the authorization, execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the Shares, has been taken.

(b)       This Agreement has been duly executed and delivered by the Company, and upon the due execution and delivery of this Agreement by Yuhan, it will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except as limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Laws of general application relating to or affecting enforcement of creditors’ rights generally; and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the exceptions set forth in (i) and (ii), the “Enforceability Exceptions”).

Schedule 1.49-6

(c)       On or prior to the date hereof, the Board of Directors of the Company has duly adopted resolutions, among other things, authorizing and approving each of the Transaction Agreements and the Transactions.

6.3       No Conflicts. Except as set forth in a written notice provided by the Company to Yuhan prior to the execution of this Agreement and referencing this Section 6.3, the execution, delivery and performance of this Agreement, and compliance with the provisions hereof, and the issuance of the Shares by the Company do not and shall not: (a) subject to receipt of the Required Approvals, violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority to which the Company is subject, (b) result in any encumbrance upon any of the Shares, other than restrictions on resale pursuant to securities laws or as set forth in this Agreement, (c) result in a default, modification, acceleration of payment or termination under, give any Person a right of termination or cancellation under, result in the loss of a benefit or imposition of any obligation under, any Material Contract, or (d) violate or conflict with any of the provisions of the Organizational Documents, except, in the case of subsections (a) and (c) as would not, individually or in the aggregate, constitute a Material Adverse Effect.

6.4       No Approval. No consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the authorization, execution and delivery by the Company of this Agreement or with the authorization, issuance and sale by the Company of the Shares, or the consummation of the Transactions, except (a) such filings as may be required to be made with the Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws; and (b) those that have been made or obtained prior to the date of this Agreement (the items referred to in clauses (a) and (b), the “Required Approvals”).

6.5       Valid Issuance of Shares. When issued, sold and delivered in accordance with the terms hereof, the Shares will be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal, purchase option, call option, subscription right or other similar rights, other than as arising pursuant to this Agreement, as a result of any action by Yuhan or under federal or state securities Laws. Assuming the accuracy of the representations and warranties of Yuhan in this Agreement and subject to the Required Approvals, the Shares will be issued in compliance with all applicable federal and state securities Laws.

6.6       Company SEC Reports.

(a)       The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date of this Agreement and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, collectively, the “Company SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case as in effect on the dates such forms reports and documents were filed. As of its respective date, and if amended, as of the date of the last such amendment, no Company SEC Report, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All Material Contracts to which the Company or any Subsidiary is a party, or to which the property or assets of the Company or any Subsidiary are subject, that are required to be included as part of or specifically identified in the Company SEC Reports, are so included or specifically identified. True and complete copies of the Company SEC Reports are available for public access via the SEC’s EDGAR system (excluding schedules, exhibits and any redacted information).

Schedule 1.49-7

(b)       As of their respective dates, the consolidated financial statements included or incorporated in the Company SEC Reports (the “Financial Statements”), and the related notes, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements and the related notes have been prepared, in all material respects, in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Quarterly Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position and the results of the operations of the Company and its Subsidiaries, retained earnings (loss), and cash flows, as the case may be, for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

(c)       Except as noted in the SEC Reports, the Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that (i) are designed to ensure that material information relating to the Company, including each consolidated Subsidiary, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter.

7.       Representations and Warranties of Yuhan. Yuhan hereby represents and warrants to the Company as of the date hereof as follows:

7.1       Organization. Yuhan is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Korea. Yuhan has all requisite power and authority to enter into this Agreement, to purchase the Shares and to perform its obligations under and to carry out the Transactions.

7.2       Authorization. All requisite corporate action on the part of Yuhan, required by applicable Law for the authorization, execution and delivery by Yuhan of this Agreement and the performance of all of its obligations hereunder, including the acquisition of the Shares, has been taken. This Agreement has been duly executed and delivered by Yuhan, and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of Yuhan, enforceable against Yuhan in accordance with its terms, except as limited by the Enforceability Exceptions.

Schedule 1.49-8

7.3       No Conflicts. The execution, delivery and performance of this Agreement and compliance with the provisions thereof, by Yuhan do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, or (b) violate or conflict with any of the provisions of Yuhan’s organizational documents (including any articles or memoranda of organization or association, charter, by-laws or similar documents), except as would not materially impair or affect in a material adverse manner the ability of Yuhan to consummate the Transactions and perform its obligations under this Agreement.

7.4       No Approval. No consent, approval, authorization or other order of any Governmental Authority is required to be obtained by Yuhan in connection with the authorization, execution and delivery of any of this Agreement or with the subscription for and purchase of the Shares.

7.5       Acquisition Entirely for Own Account. The Shares shall be acquired for investment for Yuhan’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and as of the date hereof, Yuhan has no present intention of selling, granting any participation or otherwise distributing the Shares. Yuhan, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Yuhan is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

7.6       Purchaser Status. Yuhan is as of the date hereof, and as of the date any Shares are issued under this Agreement will be, an “accredited investor” as defined in Rule 501 under the Securities Act.

7.7       Access to Information. Yuhan acknowledges that it has had the opportunity to review the Transaction Agreements and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

7.8       Restricted Securities. Yuhan understands that the Shares, when issued, will be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances. Yuhan represents that it is familiar with Rule 144.

Schedule 1.49-9

7.9       Legends. In addition to any other legend required by Law, the book-entry or certificated form of the Shares shall bear any legend required by the “blue sky” laws of any state and a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

7.10       Acquiring Person. As of the date of this Agreement and immediately prior to the Closing, neither Yuhan nor any of its controlled Affiliates (excluding directors and officers of Yuhan who may hold securities of the Company for their personal account) Beneficially Owns, or will Beneficially Own any securities of the Company.

7.11       No General Solicitation. Yuhan is not acquiring the Shares as a result of (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or the Internet, in each case, relating to the Company, or (ii) any seminar or meeting whose attendees, including Yuhan, have been invited by any general solicitation or general advertising related to the Company.

8.       Covenants.

8.1       Commercially Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, each Party hereto shall use its commercially reasonable best efforts to do or cause to be done all things necessary or appropriate to satisfy the conditions to the Closing and to consummate the Transactions as promptly as practicable. Without limiting the generality of the foregoing, unless the License Agreement is earlier terminated by either Party in accordance with its terms, the Company and Yuhan shall use their respective commercially reasonable best efforts to cause the Closing to occur. Each of the Company and Yuhan shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Section 9 or Section 10 not being satisfied.

8.2       Registration Rights. The Company hereby provides Yuhan with the registration rights set forth on Appendix 1 attached hereto, which is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

8.3       Participation Rights. The Company shall, in connection with the Planned Public Offering, reserve and offer (and cause the Underwriters to reserve and offer) to Yuhan or an Affiliate designated by Yuhan, at least a number of shares of Common Stock having a value at the IPO Price of at least $3,000,000.

Schedule 1.49-10

8.4       Facilitation of Sales Pursuant to Rule 144. For as long as Yuhan or its Affiliates Beneficially Owns any Shares, to the extent it shall be required to do so under the Exchange Act, the Company shall use commercially reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall use commercially reasonable efforts to take such further necessary action as Yuhan may reasonably request in connection with the removal of any restrictive legend on the Shares being sold at Yuhan’s cost, all to the extent required from time to time to enable such holder to sell the Shares without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Notwithstanding the foregoing, the Company shall not have any obligations pursuant to this section during any time when a Registration Statement covering the Shares is effective.

9.       Conditions to the Company’s Obligations. The obligations of the Company under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date (and with respect to Section 9.1, as of each date the Company is required to issue Shares to Yuhan under this Agreement) of all of the following conditions, any of which may be waived in whole or in part by the Company.

9.1       Representations and Warranties. The representations and warranties of Yuhan contained in this Agreement and in any certificate, if any, or other writing, if any, delivered by Yuhan pursuant hereto shall be true and correct in all material respects on and as of the Closing Date, and as of each date the Company is required to issue Shares under this Agreement, except those representations and warranties qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects, with the same effect as though such representations and warranties had been made on and as of the Closing Date or a Share issuance date, as applicable (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

9.2       Performance. Yuhan shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or before the Closing.

9.3       License Agreement. Each of the Company and Yuhan shall have executed and delivered the License Agreement, and the License Agreement shall not have been terminated and shall be effective in accordance with its terms.

10.       Conditions to Yuhan’s Obligations. The obligations of Yuhan under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by Yuhan.

10.1       Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate, if any, or other writing, if any, delivered by the Company pursuant hereto shall be true and correct in all material respects on and as of the Closing Date, except those representations and warranties qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

Schedule 1.49-11

10.2       Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or before the Closing.

10.3       License Agreement. Each of the Company and Yuhan shall have executed and delivered the License Agreement, and the License Agreement shall not have been terminated and shall be effective in accordance with its terms.

10.4       No Stockholder Approval Required. No approval on the part of the stockholders of the Company shall be required in connection with the execution and delivery by the Company of this Agreement and the consummation of the Transactions.

10.5       Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Closing under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement or the other Transaction Agreements, including, without limitation, the offer and sale of the Shares.

10.6       Absence of Litigation. No proceeding challenging the Transaction Agreements or the Transactions, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted by any Governmental Authority.

11.       Survival. The representations and warranties contained in this Agreement shall survive the Closing of the Transactions until the date that is two years following the date of this Agreement. The covenants and agreements contained in this Agreement shall survive Closing of the Transactions. The rights and remedies that may be exercised by Yuhan shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Yuhan or its representatives.

12.       Miscellaneous.

12.1       Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the state of New York, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction in the state court sitting in New York (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Either Party may serve any process required by such Courts by way of notice under this Agreement. Notwithstanding anything to the contrary in this Section 12.1, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through, or under such other Party, in any court of competent jurisdiction, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction, or similar equitable relief.

Schedule 1.49-12

12.2       No Waiver, Modifications. It is agreed that no waiver by a Party hereto of any breach or default of any of the covenants or agreements set forth herein shall be deemed a waiver as to any subsequent or similar breach or default. The failure of either Party to insist on the performance of any obligation hereunder shall not be deemed a waiver of any such obligation. No amendment, modification, waiver, release or discharge to this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

12.3       Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 12.3 and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile or other electronic transmission. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with confirmation of receipt, if transmitted by facsimile or other electronic transmission (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to the Company shall be addressed to:

Processa Pharmaceuticals, Inc.

7380 Coca Cola Drive, Suite 106

Hanover, MD 21076

Attn: Wendy Guy, Chief Administrative Officer

Email: wguy@processapharmaceuticals.com

Notices to Yuhan shall be addressed to:

Yuhan Corporation

74, Noryangjin-ro, Dongjak-gu

Seoul, Republic of Korea, 06927

Attention: Taejin Yoon, Head of Global Business Development

Email: tyoon@yuhan.co.kr

Facsimile: 82-2-828-0086

Yuhan Corporation

74, Noryangjin-ro, Dongjak-gu

Seoul, Republic of Korea, 06927

Attention: Ryan Ryou, Global Operations

Email: ryan@yuhan.co.kr

Facsimile: 82-2-828-0086

Either Party may change its address by giving notice to the other Party in the manner provided above.

12.4       Entire Agreement. This Agreement (including all exhibits, schedules and annexes attached hereto) and the License Agreement contain the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

Schedule 1.49-13

12.5       Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

12.6       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith a substitute legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as possible and as reasonably acceptable to the Parties.

12.7       Assignment. Except for an assignment by Yuhan of this Agreement or any rights hereunder to an Affiliate or Permitted Transferee (which assignment will not relieve Yuhan of any obligation hereunder), neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Yuhan or the Company without (a) the prior written consent of Company in the case of any assignment by Yuhan or (b) the prior written consent of Yuhan in the case of an assignment by the Company.

12.8       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

12.9       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such executed signature page shall create a valid and binding obligation of the Party executing it (or on whose behalf such signature page is executed) with the same force and effect as if such executed signature page were an original thereof.

12.10       Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any Party hereto, except that each Affiliate of Yuhan is an express third party beneficiary entitled to enforce this Agreement directly against the Company. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.

Schedule 1.49-14

12.11       No Strict Construction. This Agreement has been prepared jointly and will not be construed against either Party. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

12.12       Remedies. The rights, powers and remedies of the Parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such Parties may have under any other Contract or Law. No single or partial assertion or exercise of any right, power or remedy of a Party hereunder shall preclude any other or further assertion or exercise thereof. The Parties hereby acknowledge and agree that the rights of the Parties hereunder are special, unique and of extraordinary character, and that if any Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or Yuhan as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged Party at law or in equity, such damaged Party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged Party will be entitled to seek in any court of competent jurisdiction.

12.13       Expenses. Each Party shall pay its own fees and expenses in connection with the preparation, negotiation, execution, delivery and performance of the Transaction Agreements.

12.14       WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

12.15       Equitable Adjustments. The number of Shares issuable pursuant to this Agreement shall be adjusted equitably in the event of any stock split, dividend, corporate reorganization or similar transaction.

[Signature Page Follows]

Schedule 1.49-15

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

Processa Pharmaceuticals, Inc.

By:
Name:	David Young
Title:	CEO

Yuhan Corporation

By:
Name:	Jung Hee Lee
Title:	CEO and President

Signature Page to Share Issuance Agreement

Appendix 1

Registration Rights

1.       Resale Registration.

1.1       At any time following the date that is 180 days after the Planned Public Offering, upon Yuhan’s written request following the issuance of the Initial Shares, the Additional Shares, or the Milestone Shares, as applicable, the Company will file a Shelf Registration Statement registering for resale the Registrable Securities under the Securities Act. The Company shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective as promptly as practicable after filing. Until the earlier of such time as (i) all Registrable Securities included in such Shelf Registration Statement cease to be Registrable Securities or (ii) the Company is no longer eligible to maintain a Shelf Registration Statement, the Company will keep current and effective such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement when such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of Registrable Securities under the Securities Act. For avoidance of doubt, this requirement to register the shares shall not require the Company to file a registration statement for Yuhan to sell its share in an underwritten offering.

1.2       If the filing, initial effectiveness or continued use of the Shelf Registration Statement at any time would require the Company to make a public disclosure of material non-public information that the Company has a bona fide business purpose for not disclosing publicly at such time, the Company may, upon giving prompt written notice of such action to Yuhan, delay the filing or initial effectiveness of, or suspend use of, the Shelf Registration Statement (a “Suspension”); provided, however, that the Company shall not be permitted to exercise a Suspension more than once during any twelve (12) month period for a period not to exceed sixty (60) days. In the case of a Suspension, Yuhan agrees to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Shares, upon receipt of the notice referred to above. The Company shall immediately notify Yuhan in writing upon the termination of any Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to Yuhan such numbers of copies of the Prospectus as so amended or supplemented as Yuhan may reasonably request. The Company shall, if necessary, supplement or amend the Shelf Registration Statement, if required by law or as may reasonably be requested by Yuhan.

2.       Information. The Company may require Yuhan to furnish to the Company such information regarding the distribution of the Shares and such other information relating to Yuhan and its ownership of Shares as the Company may from time to time reasonably request in writing to the extent that such information is required to be included in the Shelf Registration Statement.

i

3.       Expenses. All expenses incident to the registration of the Shares shall be paid by the Company, including (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or Financial Industry Regulatory Authority, (b) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (c) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any of its Subsidiaries (including the expenses of any special audit and comfort letters required by or incident to such performance), (d) Securities Act liability insurance or similar insurance if the Company so desires, (e) all fees and expenses incurred in connection with the listing of the Shares on any securities exchange or quotation of the Shares on any inter-dealer quotation system, (f) all fees and expenses of any special experts or other Persons retained by the Company in connection with any registration, and (g) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties). For the avoidance of doubt, the Company shall not be required to register the Shares for an underwritten public offering by Yuhan and will not be responsible for any underwriting discounts and commissions and transfer Taxes, if any, attributable to the sale of the Shares.

4.       Notice. The Company shall notify Yuhan immediately upon (a) any request by the SEC or any other Federal or state Governmental Authority for amendments or supplements to a Shelf Registration Statement or for additional information that pertains to Yuhan as a selling stockholder; (b) the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any Prospectus or the initiation or threatening of any proceedings for such purposes, (c) receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (d) the Company becoming aware that the Shelf Registration Statement or the related Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, in light of the circumstances under which they were made) not misleading.

5.       Indemnification.

5.1       To the extent permitted by Law, the Company will indemnify and hold harmless Yuhan, its officers, directors, agents, partners, members, stockholders and employees, as applicable, and each Person who controls Yuhan (within the meaning of the Securities Act or the Exchange Act), and the officers, directors, agents, partners, members, stockholders and employees of each such controlling Person, from and against any and all losses, claims, liabilities, damages, deficiencies, assessments, fines, judgments, fees, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively “Losses”) (joint or several), as incurred, to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such Losses (or actions in respect thereof) arise out of, relate to, or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (a) any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or incorporated by reference therein, including any Prospectus contained therein or any amendments or supplements thereto, (b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities Law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities Law in connection with the Shelf Registration Statement; and the Company will reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or action if it is judicially determined that there was such a Yuhan Violation; provided however, that the indemnity agreement contained in this Section 5.1 will not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the Company’s consent, nor will the Company be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by Yuhan and stated to be expressly for use in connection with the Shelf Registration Statement or an applicable Prospectus.

ii

5.2       To the extent permitted by Law, Yuhan will indemnify and hold harmless the Company and each of its directors and its officers against any Losses (joint or several) to which the Company or any such director, officer, controlling Person, Underwriter or other Third Party who may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such Losses (or actions in respect thereto) arise out of or are based upon any of the following statements: (a) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any other document incorporated reference therein, including any preliminary Prospectus or final Prospectus contained therein or any amendments or supplements thereto, or (b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (collectively, a “Yuhan Violation”), in each case to the extent (and only to the extent) that such Yuhan Violation occurs in reliance upon and in conformity with written information furnished by Yuhan under an instrument duly executed by Yuhan; and Yuhan will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, Underwriter or other Third Party in connection with investigating or defending any such Loss or action if it is judicially determined that there was such a Yuhan Violation; provided, however, that the indemnity agreement contained in this Section 5.2 will not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without Yuhan’s consent; provided, further that the obligations of Yuhan hereunder shall be limited to an amount equal to the net proceeds it receives in such Registration.

5.3       Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action will relieve such indemnifying party of any liability to the indemnified party under this Section 5 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

iii

5.4       If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the Violation(s) or Yuhan Violation(s), as applicable, that resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the obligations of Yuhan hereunder shall be limited to an amount equal to the net proceeds it receives in such Registration; and provided, further, that no Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5.5       The obligations of the Company and Yuhan under this Section 5 will survive termination of this Agreement and the expiration or withdrawal of the Shelf Registration Statement. No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

iv

Schedule 1.57
Yuhan Patent Rights

Current as of August 12, 2020

Patent	Description	Country	Application No. (Date)	Registration No. (Date)	Status
Compound	Diaminopyrimidine derivatives and processes for the preparation thereof	KR	10-2012-0018933 (2012-02-24)	10-1671348 (2016-10-26)	Granted
		PCT	PCT/KR2012/001427 (2012-02-24)	WO2012-115480 (2012-08-30)	-
		US	14/001,489 (2012-02-24)	9,890,138 (2018-02-13)	Granted
		US(Div)	15/848,760 (2012-02-24)	10,227,330 (2019-03-12)	Granted
		EP	12750114.6 (2012-02-24)	2678332 (2016-05-18)	Granted
		JP	2013-555369 (2012-02-24)	5890436 (2016-02-26)	Granted
		CN	201280010406.7 (2012-02-24)	103402997 (2015-08-26)	Granted
		HK	14101293.6 (2012-02-24)	1188215 (2016-02-26)	Granted
		AU	2012221927 (2012-02-24)	2012221927 (2016-08-11)	Granted
		CA	2,827,030 (2012-02-24)	2,827,030 (2019-01-08)	Granted
		BR	11 2013 020641 1 (2012-02-24)		Pending
		MX	13/09549 (2012-02-24)	337477 (2016-03-07)	Granted

Schedule 1.57-1

		IN	1520/MUMNP/2013 (2012-02-24)		Pending
		RU	2013142187 (2012-02-24)	2587493 (2016-05-25)	Granted
Compound (backup1)	Diaminopyrimidine derivatives and processes for the preparation thereof	KR	10-2012-0018926 (2012-02-24)	10-1671341 (2016-10-26)	Granted
		PCT	PCT/KR2012/001423 (2012-02-24)	WO2012-115478 (2012-08-30)	-
		US	14/001,475 (2012-02-24)	9,850,227 (2017-12-26)	Granted
		US(Div)	15/813,741 (2012-02-24)	10,640,490 (2020-05-05)	Granted
		EP	12749916.8 (2012-02-24)	2678331 (2016-04-27)	Granted
		JP	2013-555368 (2012-02-24)	5980236 (2016-08-05)	Granted
		CN	201280010354.3 (2012-02-24)	103391935 (2015-12-23)	Granted
		HK	14101278.5 (2012-02-24)	1188214 (2016-11-18)	Granted
		AU	2012221925 (2012-02-24)	2012221925 (2016-08-18)	Granted
		CA	2,827,072 (2012-02-24)	2,827,072 (2019-01-08)	Granted
		BR	11 2013 019942 3 (2012-02-24)		Pending
		MX	13/09627 (2012-02-24)	336155 (2016-01-07)	Granted
		IN	1519/MUMNP/2013 (2012-02-24)	329365 (2020-01-14)	Granted
		RU	2013142188 (2012-02-24)	2587981 (2016-06-02)	Granted

Schedule 1.57-2

Compound (backup2)	Diaminopyrimidine derivatives and processes for the preparation thereof	KR	10-2011-0016986 (2011-02-25)	10-1682417 (2016-11-29)	Granted
		PCT	PCT/KR2012/001425 (2012-02-24)	WO2012-115479 (2012-08-30)	-
Compound (backup3)	Bicyclic derivatives containing pyrimidine ring and processes for the preparation thereof	KR	10-2013-0058843 (2013-05-24)	10-1657616 (2016-09-08)	Granted
		PCT	PCT/KR2014/004636 (2014-05-23)	WO2014-189331 (2014-11-27)	-
Process	Novel processes for preparing a diaminopyrimidine derivative or acid addition salt thereof	KR	10-2018-0057088 (2018-05-18)		Pending
		PCT	PCT/KR2019/005859 (2019-05-16)	WO2019-221522 (2019-11-21)	-
Formulation	Pharmaceutical compositions comprising a diaminopyrimidine derivative or pharmaceutically acceptable salt thereof and processes for preparing the same	KR	10-2020-0084595 (2020-07-09)		Pending

Schedule 1.57-3